Registration No. 333-______

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          --------------------------

                        CYCLE COUNTRY ACCESSORIES CORP
               (Name of Small Business Issuer in its Charter)

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


	NEVADA		    	 	3714			  42-1523809
-------------------------------------------------------------------------------
(State of Other Jurisdiction of   (Primary Standard Industrial   (IRS Employer
Incorporation or Organization)    Classification Code Number)    Identification No.)

                               2188 Highway 86
                             Milford, Iowa 51351
                               (712) 338-2701
         (Address and telephone number of principal executive offices and principal place of business)

                                Ronald Hickman
                                2188 Highway 86
                              Milford, Iowa 51351
                                 (712) 338-2701
           (Name, address and telephone number of agent for service)

                                  Copies to:

                           James G. Dodrill II, Esq.
                           James G. Dodrill II, P.A.
                               5800 Hamilton Way
                              Boca Raton, FL 33496
                               Tel. (561) 862-0529
                               Fax: (561) 861-0917
                             -----------------------

Approximate date of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

                             ------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. (X)

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule
462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ).

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( ).




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                                            PROPOSED      PROPOSED
TITLE OF EACH CLASS                         MAXIMUM       MAXIMUM
OF                         AMOUNT TO        OFFERING      AGGREGATE      AMOUNT OF
SHARES TO BE                  BE            PRICE PER     OFFERING       REGISTRATION
REGISTERED                REGISTERED        SHARE <F1>      PRICE            FEE
-------------------       ----------        ---------     ---------      ------------

Common Stock,
$.0001 par value
to be issued to
certain selling
shareholder in
exchange for
preferred shares
and upon exercise
of outstanding
warrants                    615,000           $5.53         $3,400,950     $431.93

--------------------------------------------------------------------------------------

TOTAL                       615,000                         $3,400,950     $431.93
----------------------

(1)	Estimated solely for the purpose of calculating the
registration fee pursuant to Rule 457.
-------------------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                  PROPECTUS
                 SUBJECT TO COMPLETION, DATED APRIL 22, 2004

                        615,000 Shares of Common Stock

                       CYCLE COUNTRY ACCESSORIES CORP.

The Offering:

We are registering the resale of a total of up to 615,000 shares of our common stock that may be acquired by the selling shareholder listed herein in exchange for our outstanding preferred stock or upon exercise of outstanding warrants. The shares of common stock registered under this Prospectus may be offered by the selling shareholder, from time to time in transactions on the open market, in negotiated transactions, or otherwise at fixed prices or prices that may be changed, at market prices prevailing at the time of the sale, at prices related to market prices prevailing at the time of the sale, or at negotiated prices.
Our common stock is quoted on the American Stock Exchange. The last sale price of our shares on April 21, 2004 was $5.53


                       American Stock Exchange - "ATC"
                      _________________________________

Investing in our stock involves risks. You should carefully consider the Risk Factors beginning on page 8 of this prospectus.

We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.
                             ______________________

	Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                             _______________________

	The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is April 22, 2004

                              TABLE OF CONTENTS




                                                       Page


Prospectus Summary                                      3
The Offering                                            4
Summary Financial Information                           6
Risk Factors                                            7
Use of Proceeds                                         11
Determination of Offering Price                         11
Dividend Policy                                         11
Management's Discussion and Analysis of
 Financial Condition and Results of Operations          12
Business                                                25
Management                                              35
Principal Shareholders                                  38
Selling Shareholder                                     39
Certain Transactions                                    40
Description of Securities                               41
Indemnification                                         44
Plan of Distribution                                    45
Legal Matters                                           47
Experts                                                 47
Where You Can Find More Information                     48
Index to Financial Statements                           F-1

                              PROSPECTUS SUMMARY

Because this is a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus. You should consider the information set forth under "Risk Factors" and our financial statements and accompanying notes that appear elsewhere in this prospectus.

Cycle Country Accessories Corp.

     We were incorporated in Iowa in 1983, reincorporated in Nevada in
2001.   We are one of the world's largest manufacturers of accessories for all terrain vehicles ("ATVs"). We manufacture a complete line of branded products, including snowplow blades, lawnmowers, spreader, sprayers, tillage equipment, winch mounts, utility boxes, oil filters and oil coolers, baskets and an assortment of other ATV accessory products. These products custom fit essentially all ATV models from Honda, Yamaha, Kawasaki, Suzuki, Polaris, Arctic Cat and Bombardier. We design, engineer and assemble all accessory products at our headquarters and subcontract the manufacturer of many original equipment components.

     We are recognized as a leader in the manufacturing of high quality ATV accessory products. This reputation has enabled us to develop key, long-term relationships with ATV manufacturers and distributors. We have sold our products to 17 distributors in the United States for the past 22 years. The distributors call on and sell Cycle Country products to virtually every ATV dealer in North America. Similar strategic arrangements have also been developed internationally. We currently have 19 international distributors distributing our products to 35 countries.

     We are also the largest manufacturer of golf car hubcaps in the world. We estimate that we maintain 90% of the original equipment manufacturer ("OEM") hubcap business. We have always sold directly to golf car manufacturers and we believe that we have an excellent distribution network that reaches the after market throughout the United States, Europe and Asia.

     Additionally, we have successfully entered into the lawn and garden industry. Our market research tells us that the manufacturers of garden tractors and utility vehicles need accessories similar to those available in the ATV industry. We have identified several Cycle Country accessories that can be used with lawn and garden tractors and utility vehicles. We are working with several Lawn and Garden equipment manufacturers to introduce these accessories into their product lines.
We have also designed several new accessories that are going to be marketed only in the Lawn and Garden market. Cycle Country will manufacture most of these products under the private label of the manufacturer.

     Our three largest customers accounted for approximately 42% of our net sales in the year ended September 30, 2003. These three customers have represented a significant amount of our business every year for at least the past 17 years. While the percentage of total net sales these customers represent should continue to decrease as our sales grow in other areas, such as Lawn and Garden, we do anticipate these customers will continue to represent a significant amount of our business.

     For the fiscal year ended September 30, 2003, we achieved revenues of approximately $13,900,000.

     Our principal office is located at 2188 Highway 86, Milford, Iowa 51351 (Telephone (712) 338-2701, fax (712) 338-2601). Our internet address is www.cyclecountry.com.

                                 The Offering

Securities Offered                           We are registering the
                                             resale of 615,000 shares
                                             of common stock, all of
                                             which are issuable upon
                                             conversion of our
                                             preferred stock or
                                             exercise of outstanding
                                             warrants; See
                                             "Description of
                                             Securities"


Common Stock Outstanding, before offering       3,956,047

Common Stock Outstanding, after  offering (1)   4,571,047


American Stock Exchange Symbol                  ATC


Use of Proceeds                                 We will not receive any
                                                of the proceeds from the
                                                sale of stock issued upon
                                                conversion of any
                                                preferred stock.
                                                However, upon conversion
                                                of all 2,000,000 shares
                                                of the outstanding
                                                preferred stock,
                                                $1,905,015 of previously
                                                restricted cash will be
                                                made available for our
                                                use for general corporate
                                                purposes. We will also
                                                receive proceeds from any
                                                shares of common stock
                                                issued upon the exercise
                                                of outstanding warrants.
                                                We may receive as much as
                                                $160,000 from the
                                                exercise of these
                                                warrants and intend to
                                                use any proceeds received
                                                for general corporate
                                                purposes.  See "Use of
                                                Proceeds."



Dividend Policy                                 We do not intend to pay
                                                dividends on our common
                                                stock.  We plan to retain
                                                any earnings for use in
                                                the operation of our
                                                business and to fund
                                                future growth.

(1) assumes the sale of all 615,000 shares we are offering.

Risk Factors

     The securities offered by this prospectus are highly speculative and very risky. We have described the material risks that we face below. Before you buy, consider the risk factors described and the rest of this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. Please refer to "Risks Associated with Forward-looking Statements" on page 11.



                        Summary Financial Information

     The following is a summary of our Financial Statements, which are included elsewhere in this prospectus. You should read the following data together with the "Management's Discussion and Analysis of Financial
Condition and Results of Operations" section of this prospectus as well as with our Financial Statements and the notes thereto.

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                                    Year ended      Year ended      Three months      Three months
                                    September 30,   September 30,   ended December    ended December
                                    2003            2002            31, 2003          31, 2002
                                    -------------   -------------   (unaudited)       (unaudited)
                                                                    --------------    --------------
Statement of Operations Data:
Total Revenue                        $13,891,993     $13,363,552     $5,643,856        $4,414,053
                                     ===========     ===========     ==========        ==========

Gross Profit                          $3,253,467      $3,495,557     $1,399,898        $1,098,780
                                      ==========      ==========     ==========        ==========

Net Income                              $207,307        $308,841       $404,110          $193,280
                                        ========        ========       ========          ========
Net Income Available to
Common Stockholders                     $186,333        $308,841       $381,672          $193,280
                                        ========        ========       ========          ========



                                      As of                 As of
                                      September 30,         December 31,
                                      2003                  2003
                                      -------------         ------------
                                                            (unaudited)

Balance Sheet Data
Cash and cash equivalents                $215,551              $1,058,408

Total current assets                   $4,548,845              $4,898,821

Total assets                           $9,703,421             $10,018,629

Total current liabilities              $2,356,756              $2,388,331

Total Stockholder' equity              $4,103,151              $4,511,712

Total liabilities and
stockholder' equity                    $9,703,421             $10,018,629

                                 RISK FACTORS

The securities offered are highly speculative. You should purchase them only if you can afford to lose your entire investment in us. You should carefully consider the following risk factors, as well as all other information in this prospectus.

Certain important factors may affect our actual results and could cause those results to differ significantly from any forward-looking statements made in this prospectus or otherwise made by us or on our behalf. For this purpose, any statements contained in this prospectus that are not statements of historical fact should be considered to be forward-looking statements. Words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," or "continue" or the negatives of those words, identify forward-looking statements. These statements appear in a number of places in this prospectus and include statements as to our intent, belief or expectations. These forward-looking statements are subject to the risks detailed below or elsewhere in this prospectus, or detailed from time to time in our filings with the Securities and Exchange Commission. See "Risks Associated With Forward-Looking Statements" on page 11.

	Investors should assume that, even if not specifically stated within this document, if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Our revenues and earnings could be negatively affected if we cannot anticipate market trends, enhance existing products and achieve market acceptance of new products.
-------------------------------------------------------------------------


     Our ability to continue and expand the sales levels that we typically achieved in prior years is largely dependent on our ability to successfully anticipate and respond to changing consumer demands and trends in a timely manner. This includes introducing new or updated products at prices acceptable to customers. Our ability to maintain market acceptance and achieve further acceptance for our products will depend upon our ability to:

         -        maintain a strong and favorable brand image;

         -        maintain a reputation for high quality; and

         - continue to develop our network of distributors to sell our products both domestically and internationally.

     We can give you no assurance that the market for our products will continue to develop or that large demand for these products will be sustainable. In addition, we may incur significant costs in our attempt to maintain or increase market acceptance for our products.

Our sales are highly dependent on the effectiveness of our distributor networks.
-------------------------------------------------------------------------

     Our level of sales depends to a great extent upon the effectiveness
of our distributor networks.   We can offer no assurance that these
distributors will continue to have the success they have historically.

Our sales may be impacted by weather conditions.
------------------------------------------------------------------------


     As a manufacturer of accessories for outdoor motorized equipment, our sales may be impacted by weather conditions. For example, lack of snowfall in any year in any particular region of the United States or Canada may adversely affect demand for our snowplows and related products. There is no assurance that certain weather conditions would not have a material adverse effect on our sales.

Our officers and directors are not required to continue as shareholders.
-------------------------------------------------------------------------

     There is no requirement that any of our officers and/or directors retain any of their shares of our common stock. Accordingly, there is no assurance that all or any of our officers and/or directors will continue to maintain an equity interest in the Company.

A large percentage of our sales are made to our three largest customers.
-------------------------------------------------------------------------

     Our three largest customers accounted for approximately 42% of our net sales in the year ending September 30, 2003. These three customers have represented a significant amount of our business every year for at least the past 17 years. The loss of any or all of these customers would have a material adverse impact on the results of our operations.

We face product liability claims.
-------------------------------------------------------------------------

     Product liability claims are made against us from time to time. We currently carry $2 million in product liability insurance. Over the past seven years, we paid an aggregate of less than $30,000 in product liability claims, and the largest single judgment against us has been for $21,000. No assurance can be given that our historical claims record will not change or that material product liability claims against us will not be made in the future. Adverse determination of material product liability claims made against us could have a material adverse effect on our financial condition.


Our products could contain defects creating product recalls and warranty claims that could materially adversely affect our future sales and profitability.
-------------------------------------------------------------------------

     Our products could contain unforeseen defects. These defects could result in product recalls and warranty claims. A product recall could delay or halt production of the affected product until we are able to address the reasons for any defects. Recalls may also have a materially negative effect on our brand image and public perception of the affected product. This could materially adversely affect our future sales. Recalls or other defects would be costly and could require substantial expenditures.

     We offer a standard one-year warranty on all products except snow plows, on which we offer a limited lifetime warranty. Although we employ quality control procedures, a product is sometimes distributed which needs repair or replacement. Historically, product recalls have been administered through our distributors and have not had a material effect on our business. However, no assurance can be given that our historical claims record will not change adversely as a result of our growth or otherwise.

     Unanticipated defects could also result in product liability litigation against us. Given the nature of our products, we have in the past and expect in the future to be subject to potential product liability claims that, in the absence of sufficient insurance coverage, could have a material adverse effect on us. Although we currently maintain liability insurance coverage, this coverage may not be adequate to cover all product liability claims. Any large product liability claim could materially adversely affect our ability to market our products.

We face substantial competition.
-------------------------------------------------------------------------

     We face competition from various companies in each product line we offer. A number of our competitors are well financed and could develop innovative products that would reduce our market share. Additionally, as we expand our product offerings into new markets and into offering new products we will face additional competition. Competition in foreign markets may also be affected by duties, tariffs, taxes and the effect of various trade agreements, import restrictions and fluctuations in exchange rates.

A recession could detrimentally affect our sales.
-------------------------------------------------------------------------

     Our sales are partially dependent on discretionary consumer spending, which may be affected by general economic conditions. A recessionary environment could result in a decrease in consumer spending in general, which could result in decreased spending in our markets, directly or in the overall market for ATV's, either of which could have a material adverse effect on our business, operating results and financial condition. Additionally, factors that influence the general economic climate, such as consumer confidence levels, interest rates, employment trends and fuel availability and prices could also result in decreased spending in our markets. Because in the short term most of our operating expenses are relatively fixed, we may be unable to adjust spending sufficiently in a timely manner to compensate in the event of any unexpected sales shortfall. If we fail to make these adjustments quickly, our operating results and financial condition could be materially adversely affected.


Our quarterly financial results may fluctuate significantly.
-------------------------------------------------------------------------

     Our quarterly operating results will likely fluctuate significantly in the future as a result of a variety of factors, some of which are outside our control. These factors include:

*       General economic and market conditions;
*       Pricing changes in the industry;
*       The amount and timing of orders from retailers;
*       The timing of shipments and new product introductions;
*       Manufacturing delays;
*       Seasonal variations in the sale of our products;
*       Product mix; and
*       Pricing changes in our products.

     Due to these factors, our quarterly operating results may fall below any market expectations that may arise. If this happens, the trading price of our common stock would likely decline, perhaps significantly.


There is no assurance of future dividends being paid.
------------------------------------------------------------------------

     At this time we do not anticipate paying dividends in the future, but instead plan to retain any earnings for use in the operation of our business and to fund future growth. We are under no legal or contractual obligation to declare or to pay dividends, and the timing and amount of any future cash dividends and distributions is at the discretion of our Board of Directors and will depend, among other things, on our future after-tax earnings, operations, capital requirements, borrowing capacity, financial condition and general business conditions.

Risks associated with forward looking statements.
-------------------------------------------------------------------------

     This prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to:

	(1) 	our ability to obtain a meaningful degree of consumer
acceptance for our products now and in the future,
	(2) 	our ability to market our products on a global basis at
competitive prices now and in the future,
	(3) 	our ability to maintain brand-name recognition for our products now and in the future,
	(4) 	our ability to maintain an effective distributors network,
	(5) 	our success in forecasting demand for our services now and in the future,
	(6) 	our ability to maintain pricing and thereby maintain adequate profit margins,
	(7) 	our ability to achieve adequate intellectual property
protection and
(8)	our ability to obtain and retain sufficient capital for future operations.
(9)	Our ability to absorb and/or pass on to our customers
increasing steel prices and surcharges occurring due to the volatility in the steel markets now and in the future.

                               USE OF PROCEEDS


     We will not receive any proceeds from the resale of the 615,000 shares of common stock being offered by our selling shareholder. However, upon conversion of all 2,000,000 shares of the outstanding preferred stock, $1,905,015 of previously restricted cash will be made available for our use for general corporate purposes.

     We will also receive proceeds to the extent that any of the shares are acquired by the selling shareholder through the exercise of warrants. We may receive up to a maximum of $160,000 from the exercise of the warrants.

     Any proceeds we receive will be used for general corporate purposes; however, there can be no assurance that all or any portion of these shares will be sold.

     We expect to incur expenses of approximately $15,000 in connection with the registration of the 615,000 shares of common stock.



                       DETERMINATION OF OFFERING PRICE

     The price at which the shares may actually be sold by the selling shareholder will be determined by the market price of our common stock as of the date of sale.

                               DIVIDEND POLICY

     It is our present policy not to pay cash dividends and to retain future earnings for use in the operations of the business and to fund future growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

     The following is a discussion of our results of operations and our liquidity and capital resources. To the extent that our analysis contains statements that are not of a historical nature, these statements are forward-looking statements, which involve risks and uncertainties. See "Special Note Regarding Forward-Looking Statements". The following should be read in conjunction with our Consolidated Financial Statements and the related Notes included elsewhere in this filing.

Overview

     Cycle Country Accessories Corp. (a Nevada corporation) was incorporated in the State of Nevada on August 15, 2001 as a C corporation. The initial capitalization consisted of 3,625,000 shares of common stock. On August 21, 2001, we entered into an agreement to purchase all of the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporation) for $4,500,000 in cash and 1,375,000 shares of our common stock. Cycle Country Accessories Corp. (an Iowa corporation) was originally incorporated on August 8, 1983 and is headquartered in Milford, Iowa. Since both Companies are under common control by virtue of majority ownership and common management by the same three individuals, this transaction was accounted for in a manner similar to a pooling of interests. We used the proceeds from a $4,500,000 term note (see Note 10 to the Consolidated Financial Statements) entered into with a commercial lender to purchase all of the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporation). Additionally, any proceeds from the sale of common stock received from the exercise of any of the 2,000,000 outstanding warrants shall be applied to any outstanding balance on the Note.

     On August 21, 2001, Cycle Country Accessories Corp. (an Iowa corporation) acquired its operating facility, which consisted of land and building with a fair value of $1,500,000, from certain shareholders. The consideration given was comprised of $300,000 in cash and 390,000 shares of common stock of Cycle Country Accessories Corp. (a Nevada corporation). On August 14, 2001, Cycle Country Accessories Corp. (an Iowa corporation) merged with Okoboji Industries Corporation. Since both Companies were owned and managed by the same three individuals, this transaction was also accounted for in a manner similar to a pooling of interests.

     As a result of the transactions described above, we are the Successor Company to the business activities of the aforementioned companies.

     In March 2002, Jim Danbom, director, identified Perf-form Products, Inc. as a potential acquisition. The acquisition was completed on March 11,
2002 for $462,100 in cash and 22,500 shares of the Company's common stock
for a total purchase price of approximately $528,800.   Perf-form
Products manufactured, sold, and distributed premium oil filters and related products for the motorcycle and ATV industries. As a result of the acquisition, the Company expects to be able to provide Perf-form
Products a much larger distribution channel through it's existing distributor network in the United States and abroad; thereby, allowing Perf-form Products to accelerate its sales growth.

     In June 2002, the Company identified Weekend Warrior, an acquisition which closed in June of 2002. The purchase was made for 10,000 shares of the Company's common stock. Weekend Warrior manufactured, sold, and distributed a full line of heavy-duty agricultural equipment for the Lawn and Garden and ATV industries; however, Weekend Warrior was inactive for approximately two years preceding the acquisition. The Company's technology and products allow many of the Weekend Warrior products to be immediately useful in the Lawn and Garden applications.

     We are one of the world's largest manufacturers of accessories for all terrain vehicles ("ATVs"). We manufacture a complete line of branded products, including snowplow blades, lawnmowers, spreaders, sprayers, tillage equipment, winch mounts, utility boxes, baskets and an assortment of other ATV accessory products. These products custom fit essentially all ATV models from Honda, Yamaha, Kawasaki, Suzuki, Polaris, Arctic Cat and Bombardier. We design, engineer and assemble all accessory products at our headquarters and subcontract the manufacture of many original equipment components.

     We are recognized as a leader in the manufacturing of high quality ATV accessory products. This reputation has enabled us to develop key, long-term relationships with ATV manufacturers and distributors. We have sold our products to 17 distributors in the United States for the past 23 years. The distributors call on and sell Cycle Country products to virtually every ATV dealer in North America. Similar strategic arrangements have also been developed internationally. We currently have 19 international distributors distributing our products to 35 countries.

     We are also the largest manufacturer of golf car hubcaps in the world. We estimate that we maintain 90% of the Original Equipment Manufacturer hubcap business. We have always sold directly to golf car manufacturers and we believe that we have an excellent distribution network that reaches the after market throughout the United States, Europe and Asia.

     Additionally, we have successfully entered into the lawn and garden industry. Our market research tells us that the manufacturers of garden tractors and utility vehicles need accessories similar to those available in the ATV industry. We have identified several Cycle Country accessories that can be used with lawn and garden tractors and utility vehicles. We are working with several Lawn and Garden equipment manufacturers to introduce these accessories into their product lines.
We have also designed several new accessories that are going to be marketed only in the Lawn and Garden market. Cycle Country will manufacture most of these products under the private label of the manufacturer.

Critical Accounting Policies and Estimates

     The Company's discussion and analysis of its financial condition and results of operations are based upon its Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates the estimates including those related to bad debts and inventories. The Company bases its estimates on historical experiences and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

     The Company believes the following critical accounting policies affect the more significant judgments and estimates used in the preparation of the Consolidated Financial Statements:
Allowance for Doubtful Accounts - the Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance may be required. Reserve for Inventory - the Company records valuation reserves on its inventory for estimated excess and obsolete inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future product demand and market conditions. If future product demand or market conditions are less favorable than those projected by management, additional inventory reserves may be required.

     Depreciation of Long-Lived Assets - the Company assigns useful lives for long-lived assets based on periodic studies of actual asset lives and the intended use for those assets. Any change in those assets lives would be reported in the statement of operations as soon as any change in estimate is determined.

     Accrued Warranty Costs - the Company records a liability for the expected cost of warranty-related claims as its products are sold. The Company provides a one-year warranty on all of its products except the snowplow blade, which has a limited lifetime warranty. The amount of the warranty liability accrued reflects the Company's estimate of the expected future costs of honoring its obligations under the warranty plan. The estimate is based on historical experiences and known current events. If future estimates of expected costs were to be less favorable, an increase in the amount of the warranty liability accrued may be required.

     Distributor Rebate Payable - the Company records a liability for the expected cost of offering an annual rebate program to certain eligible distributors. The rebate liability is calculated and recognized as eligible ATV accessory products are sold based upon factors surrounding the activity and prior experience of the eligible distributors. The Program provides for a 7% rebate on purchases of certain eligible products during the Program period if certain pre-determined cumulative purchase levels are obtained. The Program rebate is provided to the applicable distributors as a credit against future purchases of the Company's products.

     Accounting for Income Taxes - the Company is required to estimate income taxes in each of the jurisdictions in which it operates. This process involves estimating actual current tax exposure for the Company together with assessing temporary differences resulting from differing treatment of items, such as property, plant and equipment depreciation, for tax and accounting purposes. Actual income taxes could vary from these estimates due to future changes in income tax law or results from final tax exam reviews. At September 30, 2003, the Company assessed the need for a valuation allowance on its deferred tax assets. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based upon the historical operating profits and the near certainty regarding sufficient near term taxable income, management believes that there is no need to establish a valuation allowance. Should the Company determine that it would not be able to realize all or part of its net deferred tax assets in the future, a valuation allowance may be required.

Results of Operations - Year ended September 30, 2003 vs. Year ended September 30, 2002
---------------------------------------------------------------------

OVERALL. Revenues for the year ended September 30, 2003 increased $528,441, or 4%, to $13,891,993 from $13,363,552 for the year ended
September 30, 2002. Cost of goods sold increased $770,531, or 7.8%, to $10,638,526 for the year ended September 30, 2003 from $9,867,995 for fiscal 2002. Additionally, gross profit as a percentage of revenue was 23.4% for the year ended September 30, 2003 compared to 26.2% for fiscal 2002. The decrease in gross margin during fiscal 2003 of 2.8% is mainly attributable to significant one-time adjustments of the cost of an inventory sub-assembly part and to prepaid royalties, a long-lived asset, related to our electric shift product, an increase in direct labor costs in the Plastic Wheel Cover segment, and a decrease in the gross profit margins of our snowplow blades, mowers, and our OEM business. Selling, general and administrative expenses decreased $19,270, or 1%, to $2,762,626 for the year ended September 30, 2003 from $2,781,896 for fiscal 2002. The decrease in operating expenses is primarily a result of reduced spending of approximately $44,000 in travel and meal expenses, approximately $49,000 in salaries and wages, approximately $20,000 in commissions, approximately $17,000 in show expenses, approximately $16,000 in rent, approximately $14,000 in licenses and fees, and approximately $14,000 in office, shipping supplies and postage. The decreases were offset by increases of approximately $32,000 in depreciation and amortization expense and $109,000 in professional fees. The increase in professional fees is due to a few significant one-time expenses the Company incurred during fiscal 2003 to strengthen and solidify its financial position in the long term. The expenses included an $85,000 closing fee related to the preferred stock financing agreement completed in June, 2003, a $54,000 application and listing fee paid to the American Stock Exchange upon approval of our stock for trading on their Exchange, and approximately $20,000 paid in extra legal and accounting fees related to both of these projects. While impacting current operating income, the benefits realizable to the Company in the long term from the successful completion of both of these projects are significant. Non-operating income (expense) decreased $58,709, or 25.8%, to $(168,708) for the year ended September 30, 2003, from $(227,417) for fiscal 2002. The decrease is primarily due to a decrease of approximately $63,000 of interest expense.

BUSINESS SEGMENTS As more fully described on page F-29, the Company operates three reportable business segments: ATV Accessories, Plastic Wheel Covers, and Lawn and Garden. The gross margins are vastly different in our three reportable business segments due to the fact that we assemble our ATV Accessories (i.e. we outsource the ironworks to our main product supplier), we are vertically integrated in our Plastic Wheel Cover segment, and we utilize a single-step distribution method for our Lawn and Garden segment.

     ATV ACCESSORIES Revenues for the year ended September 30, 2003 increased $518,009, or 4.5%, to $12,112,067 from $11,594,058 for the year ended September 30, 2002. The increase is mainly attributable to increased sales of our core products and OEM products during fiscal 2003 versus fiscal 2002 as evidenced by increased snowplow blade (our mainstay product) sales of approximately $290,000, increased mower unit sales of approximately $71,000, increased basket sales of approximately $109,000, and increased sales of OEM (Original Equipment Manufacturer) products of approximately $201,000. Management has been working closely with the OEMs to develop products that fit their needs and enhance their products. Sales continue to increase with current OEM customers and we are continuing to work with new OEM customers to develop and produce products for them. Deliveries of our snowplow blades to our distributors continued strong throughout the third and fourth quarters as significant late season order deliveries went well into April and significant new season order deliveries began in late May. In fiscal 2002 deliveries for snowplow blades ended in January and significant deliveries did not resume until the fourth quarter of fiscal 2002. Sales of our mowers for fiscal 2003 have exceeded fiscal 2002 levels as new retail price points and redesigned components have re-established our significant share of this market. Our new steel mesh baskets that can easily mount to any ATV rack system and have a multitude of uses account for the increase in our basket sales. Also contributing to the increase in revenues for fiscal 2003 were increased sales of our Perf-form premium oil filter and oil cooler products, which we acquired during the second quarter of fiscal 2002, of approximately $170,000. Decreased sales of winches and winch mounts of approximately $235,000 and electric lift systems of approximately $77,000 offset some of the increases realized above.

     Cost of goods sold increased $777,996, or 9.8%, to $8,711,962 for the year ended September 30, 2003 from $7,933,966 for fiscal 2002. Gross profit as a percent of revenues was 28.1% for fiscal 2003 compared to 31.6% for the corresponding period in 2002. The decrease in gross profit for the year ended September 30, 2003 as compared to the corresponding period in fiscal 2002 is primarily due to significant one-time adjustments of the cost of an inventory sub-assembly part and to prepaid royalties, a long-lived asset, related to our electric shift product and a decrease in the gross profit margins of our snowplow blades, mowers, and our OEM business. The decrease in the gross profit margin of our snowplow blades and mowers is the result of actions taken by our management team to address market concerns and to strengthen our position as the leader in accessories for the ATV. A new standard snowplow blade configuration was implemented in the first quarter of fiscal 2003 that increases its durability, features, and use but maintains its competitive pricing. In the fourth quarter of fiscal 2003 we realized increased margins on our snowplow blades as planned pricing increases went into effect at the start of the fourth quarter. OEM gross profits went down as a larger proportion of less profitable products were sold in fiscal 2003 as compared to fiscal 2002. As additional OEM products for current and new OEM customers enter into the sales mix, the gross margins are expected to increase going forward. The adjustments to an inventory sub-assembly item and the prepaid royalties asset account caused significant additional expense to be incurred in fiscal 2003 as these two items were determined to have values that were too high given management's assessment of the market for the Company's electric shift product to which both of these assets relate to.

     PLASTIC WHEEL COVERS Revenues for the year ended September 30, 2003 decreased $255,562, or 12.1%, to $1,849,391 from $2,104,953 for the year ended September 30, 2002. The decrease is attributable to changes in current market conditions as last fiscal year golf cart OEM customers purchased record high numbers of wheel covers while the current fiscal year of 2003 has seen a return to normal ordering levels by our golf cart OEM customers. Our continual research into new products and improved processes, such as the clear coating we now utilize and the metalizing process soon to be implemented, will allow us to continue to address the needs of the markets our products sell in.

     Cost of goods sold decreased $79,295, or 9%, to $800,911 for the year ended September 30, 2003 from $880,206 for fiscal 2002. Gross profit as a percent of revenue was 56.7% for the year ended September 30, 2003 compared to 58.2% for the corresponding period in fiscal 2002. The decrease in gross profit for the year ended September 30, 2003 was attributable to increased production staffing required to incorporate the protective coating process. However, in the third and fourth quarters of fiscal 2003 gross profit increased over the same periods of fiscal 2002 as improvements in production methods reduced material waste, increased output, and reduced labor hours needed to meet production requirements. Management expects these improved gross margins to continue.

     GEOGRAPHIC REVENUE During fiscal 2003, revenue in the United States increased $522,260, or 4.3%, to $12,721,018 from $12,198,758 for the year ended September 30, 2002. Revenue from other countries increased $6,181, or 0.5%, to $1,170,975 for fiscal 2003 from $1,164,794 for the year ended September 30, 2002. The increase during the fiscal year 2003 in U.S. revenue is due to a general increase across all regions previously serviced in the United States of America. The slight increase during the fiscal year 2003 in revenue from other countries is due to an increase of sales in Europe that was offset by a decrease of sales in Canada.

Results of Operations - Year ended September 30, 2002 vs. Year ended September 30, 2001
---------------------------------------------------------------------

OVERALL. Revenues for the year ended September 30, 2002 increased $505,382, or 3.9%, to $13,363,552 from $12,858,170 for the year ended
September 30, 2001. Cost of goods sold increased $610,452, or 6.6%, to $9,867,995 for the year ended September 30, 2002 from $9,257,543 for fiscal 2001. Additionally, gross profit as a percentage of revenue was 26.2% for the year ended September 30, 2002 compared to 28.0% for fiscal 2001. The decrease in gross margin during fiscal 2002 of 1.8% is mainly attributable to an increase in direct labor costs and material costs due to the addition of a new coating process in the Plastic Wheel Cover segment, which was offset by a slight increase in the ATV Accessory segment gross margin as new sales from our Perf-form oil filter and oil cooler products improved this margin. Selling, general and administrative expenses increased $258,711, or 10.3%, to $2,781,896 for the year ended September 30, 2002 from $2,523,185 for fiscal 2001. The increase in operating expenses is primarily a result of additional spending of approximately $56,000 in professional fees, approximately $72,000 in advertising and promotions, approximately $21,000 in insurance, approximately $47,000 in depreciation and amortization, approximately $25,000 in office and shipping supplies and postage, approximately $24,000 in wages, payroll taxes and related benefits, approximately $14,000 in shop supplies, approximately $42,000 in commissions, and approximately $20,000 in warranty costs coupled with a decrease of approximately $10,000 in repairs and maintenance costs and $77,000 in building rent. Non-operating income (expense) decreased $268,616 to $(227,417) for the year ended September 30, 2002, from $41,199 for fiscal 2001. The decrease is primarily due to an increase of approximately $221,000 of interest expense, a decrease of approximately $26,000 of interest income and approximately $32,000 decrease due to a one-time consulting fee that was earned during fiscal 2001. These decreases were offset by an increase of approximately $16,000 in gains on sale of equipment and approximately $7,000 in truck lease income during the year ended September 30, 2002.

BUSINESS SEGMENTS As more fully described on page F-29, the Company operated two reportable business segments in fiscal 2002: ATV Accessories and Plastic Wheel Covers. The gross margins are vastly different in our two reportable business segments due to the fact that we assemble our ATV Accessories (i.e. we outsource the ironworks to our main product supplier) and are vertically integrated in our Plastic Wheel Cover segment.

     ATV ACCESSORIES Revenues for the year ended September 30, 2002 increased $457,667, or 4.1%, to $11,594,058 from $11,136,391 for the year ended September 30, 2001. The increase is attributable to an increase in unit volume of our winches and winch mounts of approximately $295,000, electric blade lift systems of approximately $113,000, and products for John Deere of approximately $176,000. These unit volume increases were offset by decreases in unit volume of our snowplow blades of approximately $95,000 and our mowers of approximately $456,000. Also contributing to the increase in revenues for fiscal 2002 were new sales of our Perf-form premium oil filter and oil cooler products, which we acquired during the second quarter of fiscal 2002, of approximately $439,000.

     Cost of goods sold increased $32,184, or 0.4%, to $7,933,966 for the year ended September 30, 2002 from $7,901,782 for fiscal 2001. The slight increase is due to a change in the mix of products sold in fiscal 2002 as compared to fiscal 2001 as described above. Gross profit as a percent of revenues was 31.6% for fiscal 2002 compared to 29.0% for the corresponding period in 2001. The increase in gross profit for the year ended September 30, 2002 was attributable to the increase in new sales of our Perf-form products which have a higher margin and ironwork material costs which were generally held to fiscal 2001 costs or slightly reduced on a majority of our ATV Accessory products for fiscal 2002.

     PLASTIC WHEEL COVERS Revenues for the year ended September 30, 2002 increased $120,947, or 6.1%, to $2,104,953 from $1,984,006 for the year ended September 30, 2001. The increase in revenue was attributable to changes in current market conditions as sales to Original Equipment Manufacturers increased significantly in fiscal 2002. Another factor that contributed to the increase was the implementation of a new coating method, similar to the coating method used for automotive paint, which improves the wheel cover's durability and useful life. For fiscal 2003 our planned new product introductions and improvements will continue to address the needs of this market.

     Cost of goods sold increased $236,181, or 36.7%, to $880,206 for the year ended September 30, 2002 from $644,025 for fiscal 2001. Gross profit as a percent of revenue was 58.2% for the year ended September 30, 2002 compared to 67.5% for the corresponding period in fiscal 2001. The decrease in gross profit for the year ended September 30, 2002 was attributable to increases in production labor and the implementation of the new protective coating process as described above.

     GEOGRAPHIC REVENUE During fiscal 2002, revenue in the United States increased $177,566, or 1.5%, to $12,198,758 from $12,021,192 for the year ended September 30, 2001. Revenue from other countries increased $327,816, or 39.2%, to $1,164,794 from $836,978 for the year ended
September 30, 2001. The increase during the fiscal year 2002 in U.S. revenue is due to a general increase across all regions previously serviced in the United States of America. The increase during the fiscal year 2002 in revenue from other countries is due to an increase of sales in Canada and Europe.

OVERALL - Three Months Ended December 31, 2003 and 2002
-------------------------------------------------------

     Revenues for the three months ended December 31, 2003 increased $1,229,803, or 27.9%, to $5,643,856 from $4,414,053 for the three months ended December 31, 2002. Cost of goods sold increased $928,685, or 28.0%, to $4,243,958 for the three months ended December 31, 2003 from $3,315,273 for the three months ended December 31, 2002. Additionally, gross profit as a percentage of revenue was 24.8% for the first quarter ended December 31, 2003 compared to 24.9% for the first quarter ended December 31, 2002. The increase in revenues during the first quarter ended December 31, 2003 is mainly attributable to an increase in sales of our mainstay product, snowplow blades of approximately $1,041,000. Also contributing to the increased revenues were increases in our OEM product sales of approximately $138,000, which consists of sales to John Deere, Land Pride and our other OEM customers, increased sales of our Weekend Warrior lawn and garden products of approximately $102,000, increased sales of our three-point hitch systems of approximately $39,000, and increased sales of our rack mounted cargo boxes and wire mesh baskets of approximately $37,000. These increases in sales were offset by decreased sales of our plastic wheel covers of approximately $33,000 and an increase in the distributor rebate program expense, which is netted against sales, of approximately $68,000. The increase in revenues can be attributed to increased sales among all United States distributors.
Sales to our United States distributors during the first quarter of fiscal 2004 were very strong, providing us with one of the best first quarters in recent Company history. The Company's second quarter is shaping up to also produce strong sales results as orders from our U.S. distributors continue to be strong as truckload deliveries are scheduled through the last week in February 2004, and shipments of OEM products are
also scheduled to increase.   Gross profit remained constant as gross
profit was 24.8% for the three months ended December 31, 2003 compared to 24.9% for the three months ended December 31, 2002.

     Selling, general, and administrative expenses decreased $10,173, or 1.4%, to $733,027 for the three months ended December 31, 2003 from $743,200 for the three months ended December 31, 2002. Decreases in operating expenses were approximately $35,800 in advertising and approximately $22,500 in research and development costs. These decreases were offset by increases in licenses and fees of approximately $12,900, in fuel and fuel taxes of approximately $15,400, and in commissions expense of approximately $12,000.

     Interest and miscellaneous income increased approximately $2,000 from the first quarter of fiscal 2003 to the first quarter of fiscal 2004. The increase is primarily due to an increase in interest income earned during the first three months of fiscal 2003 versus the first three months of fiscal 2002. Interest expense decreased approximately $16,100 to $43,552 for the three months ended December 31, 2003 from $59,658 for the three months ended December 31, 2002. Interest expense over the remaining quarters of fiscal 2003 should remain constant or decline slightly as the principal balance is continually reduced on the bank notes and interest rates remain relatively stable.

     We anticipate that our revenues for each of the remaining quarters of fiscal 2004 will exceed the actual results of fiscal 2003. We also anticipate that each quarter's net income will improve over the same respective quarter of fiscal 2003 as management's continuous efforts to address seasonality issues, expand into new markets, increase products produced for OEM's, and strengthen the market-leading positions of our current products continue to provide financial results. Our introduction of new OEM products and continued strong sales of our mainstay winter products, combined with orders for our Rough Cut and Quicksilver mowers that has production quantities scheduled to be one of the largest in recent company history, will account for a majority of the improved quarterly fiscal 2004 revenue levels. Weekend Warrior and Perf-form will also continue to provide the company opportunities for strong sales and profits in quarters that traditionally have been weak due to the seasonality of the ATV accessories market. We are continually addressing the seasonality of the ATV accessories market with our increased sales and marketing efforts to our existing distributors, our focus on new distributors in untapped geographic locations, and continuing to expand our presence in new markets, such as lawn and garden. We foresee selling, general and administrative expenses remaining relatively consistent as a percentage of revenues during the remainder of fiscal 2004 as we maintain our increased usage of existing manufacturing capacity of our operating facility from increased production of new and existing products while maintaining a consistent level of administrative support.

BUSINESS SEGMENTS
-----------------

     As more fully described on page F-38, the Company operates three reportable business segments: ATV Accessories, Plastic Wheel Covers, and Lawn and Garden. The gross margins are vastly different in our three reportable business segments due to the fact that we assemble our ATV accessories (i.e. we outsource the ironworks to our main product supplier), we are vertically integrated in our Plastic Wheel Cover segment, and we utilize a single-step distribution method for our Lawn and Garden segment.

ATV ACCESSORIES - Three Months Ended December 31, 2003 and 2002
---------------------------------------------------------------

     Revenues for the three months ended December 31, 2003 increased $1,217,890, or 29.8%, to $5,301,118 from $4,083,228 for the three months ended December 31, 2002. The increase is mainly attributable to an increase in sales of our snowplow blades, OEM products, and three-point hitch systems as discussed above (See OVERALL RESULTS OF OPERATIONS).

     Cost of goods sold for the three months ended December 31, 2003 increased $892,198, or 31.2%, to $3,752,491 from $2,860,293 for the three months ended December 31, 2002. Gross profit as a percent of revenues was 29.2% for the three months ended December 31, 2003 compared to 30.0% for the three months ended December 31, 2002. The decrease in gross profit for the three months ended December 31, 2003 as compared to the corresponding period in fiscal 2003 was mainly attributable to a slight increase in material and direct labor costs relative to the prior fiscal year in our snowplow blades as the extremely high demand for our snowplow blades caused us to maximize current vendors' capacities and utilize additional vendors for our steel fabrication and raw material needs and incur the extra expense of overtime put in by our production employees. Projecting that the high demand for our snowplow blades and other winter products will continue in the years ahead, management has entered into discussions with its primary vendors to implement year-round production of snowplow blades to build an inventory level adequate enough to fulfill orders during the peak winter product season without incurring the added expenses of labor overtime and alternate source vendors. Year-round production of our snowplow blades will also allow us to more efficiently incorporate and plan production time and resources for OEM products as we see this market continuing to expand and requiring more of our production capacity year-round as well.

PLASTIC WHEEL COVERS - Three Months Ended December 31, 2003 and 2002
--------------------------------------------------------------------

     Revenues for the three months ended December 31, 2003 decreased $33,034, or 7.2%, to $424,957 from $457,991 for the three months ended December 31, 2002. The decrease is attributable to changes in current market conditions as the first quarter of fiscal year 2003 saw golf cart distributors and dealers purchasing higher numbers of wheel covers than during the first quarter of fiscal 2004. The decrease in sales to golf cart distributors and dealers was offset somewhat by sales to OEM golf cart customers that increased during the first quarter of fiscal 2004 as compared to the first quarter of fiscal 2003. We believe sales will increase during the second and third quarters of fiscal 2004 as these quarters are traditionally the prime quarters for the golf industry. Management is working to expand the application and use of its wheel covers beyond the golf markets by working with various OEM's in varying markets to fill a specialized need and to re-establish the Company as a source for quality plastic injection molded products. The initial results of these efforts should be realized during the 3rd and 4th quarters of fiscal 2004.

     Cost of goods sold for the three months ended December 31, 2003 increased $8,085, or 4.2%, to $200,365 from $192,280 for the three months ended December 31, 2002. Gross profit as a percent of revenue was 52.9% for the three months ended December 31, 2003 compared to 58.0% for the three months ended December 31, 2002. The decrease in gross profit during the three months ended December 31, 2003 as compared to the three months ended December 31, 2002 was attributable to increased material costs as raw plastic costs increased 6% from the first quarter of fiscal

2003 to the first quarter of fiscal 2004 and the amount of clear coat compound applied to each wheel was increased to meet higher durability standards set by management. Offsetting some of the increase in material costs was a reduction in direct labor incurred for the three months ended December 31, 2003 compared to the same three months ended December 31, 2002 as procedures for the clear coating process became set and changes to other labor-related procedures increased efficiency.

LAWN AND GARDEN - Three Months Ended December 31, 2003 and 2002
---------------------------------------------------------------

     This is a new business segment created during fiscal 2003 by management to monitor and manage the expansion of our products into the lawn and garden industry. This segment contains our Weekend Warrior products which feature pull-behind and 3-point implements designed and built for garden tractors and ATVs. As growth in the lawn and garden industry continues, this will allow the Company to address the seasonality of our ATV accessory products by providing sales in quarters traditionally slow in our main ATV Accessories business segment. Revenues for the three months ended December 31, 2003 were $102,410 against cost of goods sold of $61,314. Gross profit as a percent of revenue was 40.1% for the three months ended December 31, 2003. As this is a new business segment created in the second quarter of fiscal 2003, there was no activity in the first quarter of fiscal 2003 to compare first quarter fiscal 2004 results to.

GEOGRAPHIC REVENUE - Three Months Ended December 31, 2003 and 2002
------------------------------------------------------------------

     During the three months ended December 31, 2003, revenue in the United States of America increased $1,132,939, or 27.8%, to $5,203,737 from $4,070,798 for the three months ended December 31, 2002. Revenue from other countries increased $96,864, or 28.2%, to $440,119 for the three months ended December 31, 2003 from $343,255 for the three months
ended December 31, 2002.   The increase during the three months ended
December 31, 2003 in U.S. revenue is due to a general increase across all regions previously serviced in the United States of America and in other countries is due to an increase of sales in Europe and Asia.

Liquidity and Capital Resources
-------------------------------

     Our primary source of liquidity has been cash generated by our operations and borrowings under our bank line of credit.

     At December 31, 2003, we had $1,058,408 in cash and cash equivalents, compared to $215,551 at September 30, 2003. Until required for operations, our policy is to invest any excess cash reserves in bank deposits, money market funds, and certificates of deposit. Net working capital was $2,510,490 at December 31, 2003 compared to $2,192,089 at September 30, 2003. The change in working capital is primarily due to the following: inventories decreased by $360,936, or 11.9%, to $2,663,797 at December 31, 2003 from $3,024,733 at September 30, 2003, prepaid expenses decreased by $51,356, or 77.7%, to $14,749 at December 31, 2003 from $66,105 at September 30, 2003, accrued expenses increased by $315,313, or 76.9%, to $725,178 at December 31, 2003 from $409,865 at
September 30, 2003, accounts payable decreased by $105,615, or 10.1%, to $936,431 at December 31, 2003 from $1,042,046 at September 30, 2003, and the bank line of credit decreased $420,000, or 100%, to $-0- at December 31, 2003 from $420,000 at September 30, 2003.

     On June 25, 2003, the Company and its commercial lender amended the original secured credit agreement dated August 21, 2001. Under the terms of the amended secured credit agreement, the Company entered into a note payable for $1,500,000 ("Note One") and a second note payable for $2,250,000 ("Note Two") with the commercial lender, replacing the single, original note entered into under the original secured credit agreement. The Notes are collateralized by all of the Company's assets, are payable in monthly installments from July 2003 until June 2018 for Note One and until June 2008 for Note Two, which include principal and interest at prime + 0.25% (4.5% at December 31, 2003) for Note One and principal and interest at prime + 0.625% (4.625% at December 31, 2003) for Note Two, with a final payment upon maturity on June 25, 2018 for Note One and June 25, 2008 for Note Two. The variable interest rate can never exceed 9.5% or be lower than 4.5% for Note One and can never exceed 8.5% or be lower than 4.5% for Note Two. The monthly payment is $11,473 and $42,324 for Note One and Note Two, respectively, and is applied to interest first based on the interest rate in effect, with the balance applied to principal. The interest rate is adjusted daily. Additionally, any proceeds from the sale of stock received from the exercise of warrants shall be applied to any outstanding balance on the Notes or the Line of Credit described below. At December 31, 2003, $1,465,416 and $2,047,466 for Note One and Note Two, respectively, were outstanding on the Notes. At December 31, 2002, $3,385,589 was outstanding on the Note entered into under the original secured credit agreement.

     Under the terms of the amended secured credit agreement noted above, the Company has a Line of Credit for the lesser of $1,000,000 or 80% of eligible accounts receivable and 35% of eligible inventory. The original secured credit agreement noted above had a line of credit for the lesser of $500,000 or 80% of eligible accounts receivable and 35% of eligible inventory. In the fourth quarter of fiscal 2002, the Line of Credit under the original secured credit agreement was increased to the lesser of $1,000,000 or 80% of eligible accounts receivable and 35% of eligible inventory. The Line of Credit bears interest at prime plus 0.75% (4.75% at December 31, 2003) and is collateralized by all of the Company's assets. The variable interest rate can never exceed 7% or be lower than 4.75%. The Line of Credit matures on December 31, 2004. At December 31, 2003 and 2002, $-0- and $420,000, respectively, was outstanding on the Line of Credit.

     The secured credit agreement contains conditions and covenants that prevent or restrict the Company from engaging in certain transactions without the consent of the commercial lender and require the Company to maintain certain financial ratios, including term debt coverage and maximum leverage. In addition, the Company is required to maintain a minimum working capital and shall not declare or pay any dividends or any other distributions except as may be required by the preferred shares issued in June of 2003 and discussed below. At December 31, 2003, the Company met all of the required financial ratios.

     On June 11, 2003, the Company entered into and closed upon a financing agreement whereby the Company's newly authorized preferred stock was issued in exchange for restricted cash. The restricted cash will be made available to the Company for use for general corporate purposes upon the conversion of the preferred stock or with prior written approval of the preferred stockholder (which cannot be unreasonably withheld). The preferred stock is convertible into the Company's common shares based on an annually set conversion price computed as the average of the five lowest closing prices of the common stock for the twenty-two trading days prior to each anniversary date. Upon an event of default, the preferred stock investment may be reclassified as a debt obligation of the Company. This new series of preferred stock is cumulative and convertible with dividends computed on a simple interest per annum basis using the current prime interest rate plus 0.5% (4.5% at December 31, 2003) and are to be paid prior to any dividends being paid or declared on the Company's common stock. The Company has 2,000,000 shares of $0.0001 par value preferred stock authorized and 2,000,000 shares issued and outstanding at December 31, 2003.

     Consistent with normal practice, management believes that the Company's operations are not expected to require significant capital expenditures during fiscal year 2004. Management believes that existing cash balances, cash flow to be generated from operating activities and available borrowing capacity under its line of credit agreement will be sufficient to fund operations, and capital expenditure requirements for at least the next twelve months. At this time management is not aware of any factors that would have a materially adverse impact on cash flow during this period.

Special Note Regarding Forward-Looking Statements
-------------------------------------------------

     The Private Securities Litigation Reform Act of 1995 (the "Reform Act") provides a safe harbor for forward-looking statements made by or on behalf of the Company. The Company and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in the Company's filings with the Securities and Exchange Commission and in its reports to Shareholder. Generally, the inclusion of the words "believe", "expect", "intend", "estimate", "anticipate", "will", and similar expressions identify statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections.

     All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results (in particular, statements under Part II, Item 6, Management's Discussion and Analysis of Financial Condition and Results of Operations), contain forward-looking statements within the meaning of the Reform Act. The forward-looking statements are and will be based upon management's then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. In addition, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

     By their nature, all forward-looking statements involve risk and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons, including but not limited: competitive prices pressures at both the wholesale and retail levels, changes in market demand, changing interest rates, adverse weather conditions that reduce sales at distributors, the risk of assembly and manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, and general economic, financial and business conditions.

Recent Accounting Pronouncements
--------------------------------

In May 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", ("FAS 150"). FAS 150 clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those financial instruments were classified as equity. FAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. As we did not have any of these financial instruments, the adoption of FAS 150 did not have an impact on our consolidated financial statements.

     In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities", ("FIN 46"). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities (VIE's) created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003.

     The Company has not identified any VIE's for which it is the primary beneficiary or has significant involvement.

     In December 2003, the FASB issued FIN No. 46 (revised December
2003), "Consolidation of Variable Interest Entities" ("FIN 46-R") to address certain FIN 46 implementation issues. The effective dates and impact of FIN 46 and FIN 46-R are as follows:

(i) For special purpose entities (SPE's) created prior to February 1, 2003, the Company must apply either the provisions of FIN 46 or early adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period ending after December 15, 2003.

(ii) For non-SPE's created prior to February 1, 2003, the Company is required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.

(iii) For all entities, regardless of whether a SPE, that were created subsequent to January 31, 2003, the provisions of FIN 46 were applicable for variable interests in entities obtained after January 31, 2003. The Company is required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 31, 2004.

     The adoption of the provisions applicable to SPE's and all other variable interests obtained after January 31, 2003 did not have a material impact on the Company's consolidated financial statements. The Company is currently evaluating the impact of adopting FIN 46-R applicable to non-SPE's created prior to February 1, 2003, but does not expect a material impact.

     In December 2003, the Staff of the Securities and Exchange Commission ("SEC" or "the Staff") issued Staff Accounting Bulletin ("SAB") 104, Revenue Recognition, which superseded SAB 101, Revenue Recognition in Financial Statements. SAB 104's primary purpose is to rescind accounting guidance in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of Emerging Issues Task Force Issue 00-21, Accounting for Revenue Arrangements with Multiple Deliverables which was effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The provisions of SAB 104 did not have a material impact on our consolidated financial statements.

                                    BUSINESS

GENERAL

     Cycle Country Accessories Corp. (a Nevada corporation) was incorporated in the State of Nevada on August 15, 2001 as a C corporation. On August 21, 2001, we entered into an agreement to purchase all of the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporation) for $4,500,000 in cash and 1,375,000 shares of our common stock. Cycle Country Accessories Corp. (an Iowa corporation) was originally incorporated on August 8, 1983 and is headquartered in Milford, Iowa. In addition, on August 14, 2001, Cycle Country Accessories Corp. (an Iowa corporation) merged with Okoboji Industries Corporation. Okoboji Industries Corporation manufactured the plastic wheel covers for what is considered our Plastic Wheel Cover segment. As a result of these transactions we are the Successor Company to the business of both companies.

     We are one of the world's largest manufacturers of accessories for all terrain vehicles ("ATVs"). We manufacture a complete line of branded products, including snowplow blades, lawnmowers, spreader, sprayers, tillage equipment, winch mounts, utility boxes, oil filters and oil coolers, baskets and an assortment of other ATV accessory products.
These products custom fit essentially all ATV models from Honda, Yamaha, Kawasaki, Suzuki, Polaris, Arctic Cat and Bombardier. We design, engineer and assemble all accessory products at our headquarters and subcontract the manufacturer of many original equipment components.

     We are recognized as a leader in the manufacturing of high quality ATV accessory products. This reputation has enabled us to develop key, long-term relationships with ATV manufacturers and distributors. We have sold our products to 17 distributors in the United States for the past 23 years. The distributors call on and sell Cycle Country products to virtually every ATV dealer in North America. Similar strategic arrangements have also been developed internationally. We currently have 19 international distributors distributing our products to 35 countries.

     We are also the largest manufacturer of golf car hubcaps in the world. We estimate that we maintain 90% of the original equipment manufacturer ("OEM") hubcap business. We have always sold directly to golf car manufacturers and we believe that we have an excellent distribution network that reaches the after market throughout the United States, Europe and Asia.

     Additionally, we have successfully entered into the lawn and garden industry. Our market research tells us that the manufacturers of garden tractors and utility vehicles need accessories similar to those available in the ATV industry. We have identified several Cycle Country accessories that can be used with lawn and garden tractors and utility vehicles. We are working with several Lawn and Garden equipment manufacturers to introduce these accessories into their product lines.
We have also designed several new accessories that are going to be marketed only in the Lawn and Garden market. Cycle Country will manufacture most of these products under the private label of the manufacturer.

     Our three largest customers accounted for approximately 42% of our net sales in the year ended September 30, 2003. These three customers have represented a significant amount of our business every year for at least the past 17 years. While the percentage of total net sales these customers represent should continue to decrease as our sales grow in other areas, such as Lawn and Garden, we do anticipate these customers will continue to represent a significant amount of our business.

INDUSTRY OVERVIEW

ATV Accessories:

     In today's ATV market there are several OEM's competing for market share. Honda has been the world leader followed by Polaris, Yamaha, Kawasaki, Suzuki, Arctic Cat and Bombardier. According to the Motorcycle Industry Council, in 2002 there were 929,000 ATV's sold worldwide. This represented a 7.1% increase over 2001. In 2000, ATV Magazine reported that of the 800,000 units sold in that year 75% were Utility and 40% were Sport Quads. We consider the Utility Division to be our target market.


Wheel Covers:

     The golf car industry continues to expand each year and is currently dominated by E-Z-Go, Club Car and Yamaha. Global, Par Car and a few other OEM's compete for the remainder of the market. We estimate that we maintain 90% of the OEM hubcap business and are the largest manufacturer of golf car hubcaps in the world. We have always sold directly to all the golf car manufacturers and we have an excellent distribution network throughout the United States, Europe and Asia to reach the after market.

Lawn and Garden:

     Our market research tells us that the manufacturers of garden tractors and utility vehicles need accessories similar to those available in the ATV industry. We have identified several Cycle Country accessories that can be used with lawn and garden tractors and utility vehicles. We are working with several Lawn and Garden equipment manufacturers to introduce these accessories into their product lines.
We have also designed several new accessories that are going to be marketed only in the Lawn and Garden market. Cycle Country will manufacture most of these products under the private label of the manufacturer. We anticipate that 5% of our sales will be derived from the lawn and garden industry in the next year and will increase to 10% of sales over the next couple of years.


COMPANY HISTORY

     Cycle Country's market research has been a continued work in process for the past 22 years and that work still continues today. Our success was accomplished by constant market research and a constant effort to adjust to the changes in the industry. When we started in the ATV accessory industry, ATV's were much smaller. They were small 3-wheeled vehicles with two-wheel drive. Today they are powerful 4-wheel drive vehicles capable of doing many more tasks. The ATV industry falls within both recreational and machinery industry depending on the product and consumer. In 2002, approximately 929,000 units were sold worldwide and there are approximately 3 million units on the market today. Prospective ATV buyers lean toward a new purchase because of the strides manufacturers have made in product development. Partly due to our line of utility products the ATV manufacturers have focused their efforts to incorporate four wheel drive and making larger ATV's for greater hauling and work capacity.

     The idea for our business was born in 1981 when Jim Danbom recognized that an ATV could be used to plow snow. He manufactured and sold 100 snowplow kits that year. He sold more the next year and then in 1983 decided to incorporate. The business has grown every year since. Now in addition to snowplows, Cycle Country manufactures and sells a full range of farm products designed for the new and more powerful ATV's. These products include mowers, sprayers, 3-point hitch, moldboard plow, disc harrow, furrower, cultivator, rake, row planter, and seeder. We also manufacture winch mounts, chains, gun racks, plastic cargo boxes, steel mesh baskets, a rear hitch, and a very unique 5th wheel trailer.

     Over the last several years, we have expanded into manufacturing injected molded wheel covers primarily for the golf car industry. We are now crossing over into the lawn & garden industry with some current products as well as creating new items specifically for that industry. Our acquisition last year of Weekend Warrior, with its garden utility attachments, has provided us with new products and new markets within the lawn and garden industry that will allow us to accelerate our growth in this industry. Another acquisition last year, Perf-form, Inc., has provided the Company with a new line of premium oil filters and oil cooler products that fit very well into our current marketing and distribution channels and provides us the opportunity to expand into the motorcycle industry.


PRODUCTS

ATV Accessories
---------------

     We offer a complete line of ATV accessories. Our products enhance the functionality and versatility of the ATV. The ATV was initially designed as a recreational vehicle but is rapidly becoming a multi-purpose vehicle serving both recreational and utility functions. Our products help ATV owners perform many of their utility needs. We estimate that approximately 75% of all the ATV's currently sold are for these utility functions. We offer a standard one-year warranty on all products except snowplow blades, on which we offer a limited lifetime warranty.

     Seven manufacturers dominate the ATV industry. We manufacture accessories for all of the major manufacturer's ATV models.

     We manufacture our products from high-quality parts produced by local metal fabricators and metal stampers, with final assembly and packaging performed at our headquarters. The following lists the major ATV accessory products and their proportion of total sales of the ATV accessory segment for the year ended September 30, 2003, which approximates 80% of total company segment sales: (a) Blades: 63%, (b) Winches and Winch Mounting Kits: 6%, (c) Mowers: 5%, (d) Tillage
Equipment: 2%, (e) Sprayers: 3%, (f) Spreaders: 1%. "Other" products comprise the remaining 20% of our sales and comprises some of the following: OEM products (including John Deere and Land Pride): 9%, Perf-form oil filters and oil coolers: 5%, electric blade lift system: 2%, trailers: 2%, plastic cargo boxes and steel mesh baskets: 2%.

Our major ATV accessory products include:

Blades.

     We manufacture four sizes of steel straight blades, which include a 42", 48", 60" and 72" models. We also offer 52" and 60" State Plows, a Power "Vee" blade and a 48" and 60" plastic blade. Our standard blade configuration features a universal manual lift or a universal electric lift. The blades can also be lifted with a winch. All of our blades come standard with heavy-duty skids, heavy-duty trip springs, and a limited lifetime warranty.

Winches and Winch Mounts.

     We offer a complete line of electric winches and winch mounts to fit all ATV models. Models include 1,500 and 2,000 pound capacity winches.

Mowers.

     We offer two mowing systems, the "Quicksilver 54 Finish Cut" mower and the "Rough Cut" mower. The Quicksilver 54 is a 54" finish cut mower that can be mounted to the front of an ATV or towed behind any tractor or ATV. It is powered by a 10.5 horsepower engine by Briggs & Stratton.
The Rough Cut is a 48" mower that is designed to cut thick weeds and overgrown brush. It's powered by a 12.5 horsepower engine by Briggs & Stratton and is pulled behind the ATV. The Rough Cut offers an offset hitch, which allows mowing to the left, right or directly behind the ATV. Both mowers are also available with Honda engines.

Tillage Equipment.

     We manufacture a three-point hitch that transforms the ATV into a small working tractor. The three-point hitch is designed to fit on most four-wheel drive ATVs. The hitch is effective because it locks in the rear suspension and has built-in float to provide the smooth operation of attached implements. We have two three-point hitch models, one meets engineering standards for category zero hitches and the other meets engineering standards for category one hitches. The hitch design allows the use of implements such as cultivators, moldboard plow, disc harrow, furrower, rake, one row planter and a rear blade. We manufacture and sell all of these implements.

Sprayers.

     We offer two styles of sprayers. The first is rack-mounted on the ATV and the other is trailer mounted. Rack- mounted sprayers are offered in both 15 and 25-gallon sizes. There are three different models of rack-mounted sprayers available depending on spraying needs: Econo Spot, Deluxe and Ag-Commercial. Trailer mounted sprayers are offered in 25 and 55 gallon sizes. Both the rack-mounted sprayers and the trailer-mounted sprayers can be purchased with either a 43" or 120" spray boom.

Spreaders.

     We offer a 100-pound capacity hopper for front or rear mounting. This product is used for spreading everything from fertilizer to seed.

Other.

     Additionally, we offer a wide array of products such as tire chains, rack boxes, CV boot guards, spotlights, trailers, gun racks, cargo boxes, steel mesh baskets, and bed lift kits for select utility vehicles. Through acquisitions last year we have added a branded product line to our ATV accessories segment, Perf-form Products, a line of premium oil
filters and oil coolers for motorcycles and ATVs.   The Perf-form
products have performed well this past year and we believe there still is great growth potential to be realized.

Wheel Covers

     We are a leading producer of injection-molded plastic specialty vehicle wheel covers for vehicles such as golf cars, riding lawn mowers and light duty trailers. This segment represents approximately 13% of our total segment sales. Wheel cover products include 6", 8" and 10" sizes offered in a variety of color options in both hot-stamped and metalized options.

Lawn and Garden

     Our market research tells us that the manufacturers of garden tractors and utility vehicles need accessories similar to those available in the ATV industry. We have identified several Cycle Country accessories that can be used with lawn and garden tractors and utility vehicles. We are working with several Lawn and Garden equipment manufacturers to introduce these accessories into their product lines.
We have also designed several new accessories that are going to be marketed only in the Lawn and Garden market. Additionally, through acquisitions last year we have added a branded product line to our lawn and garden segment, Weekend Warrior, a line of heavy-duty garden utility attachments for ATVs and tractors that has allowed us to accelerate our introductions into this market and expand our product offerings. We are pursuing retail outlets as markets for our lawn and garden products as well. We believe that this market will represent significant sales increases each year for the next three years. This segment represents approximately 2% of our total segment sales. Products include a 64" tandem disc, 60" cultivator, and three-point tillage equipment.


PRODUCT DEVELOPMENT

     We have remained competitive and grown over the past years by designing and marketing new products continually. We employ an experienced staff of four product design professionals that work with CAD/CAM technology in the design of new products. This R&D group serves two primary functions: product retrofitting and new product design. Retrofitting of existing products accounts for roughly 50 percent of the engineers' time. Management considers the engineering group a critical factor to the company's future and current success.

     New products introduced in 2003 included: a redesigned 5th wheel trailer, an all-metalized turbine wheel cover, and a variety of private label blades, racks, brush guards, winch mounts, and bed lifts for lawn and garden and utility vehicle original equipment manufacturers (OEM's),
such as John Deere and Land Pride.   New products introduced in 2002
included: front and rear steel mesh baskets, a rear drop steel mesh basket, the Rester and Relaxer plastic cargo boxes with a back rest and full seat, respectively, the Hovel cab enclosure, heated hand grips, a category one three-point hitch, and a 2000 pound winch.

     There are no products presently being developed that will require a material investment of our resources.

PATENTS AND TRADEMARKS

     We maintain trademarks for all of our product names. In addition, we maintain patents for wheel covers, 3-point hitches, Snowmobile Chariot, rack utility boxes, work power lift system, rub block on work power lift, grablight, the 5th wheel trailer, Perf-form oil filter, and the Weekend Warrior universal tow frame.


SUPPLIERS

     During the year ended September 30, 2003, we purchased approximately $5,113,000 of goods from Simonsen Iron Works, Inc., our largest supplier who does the majority of our ironworks. This represented approximately 58% of our raw goods purchases during that year. Our relationship with Simonsen Iron Works has been a key to the success of our Company as working with this vendor allows us to maintain the highest quality parts at the most economical cost. While we anticipate this vendor will continue to supply a majority of our ironwork, we recognize the need to reduce the possibility of any adverse consequence of this concentration so over the past three years we have begun using additional suppliers where practical.


MARKETING - CHANNELS OF DISTRIBUTION:

ATV Accessories:

Domestic Distribution

     We distribute our products domestically through 17 distributors that specialize in motorcycle and ATV accessories. These distributors are either regional or national. We believe that virtually every ATV dealer in the United States is served by at least two of these distributors. Because of this overlap we believe that we would experience a minimal decline in sales if any one of our distributors decided to stop selling our products. Most of these distributors have been customers of Cycle Country since we first began selling ATV accessories. Our most recent distributor was added during fiscal 2003.

     During the year ended September 30, 2003, domestic accessory sales represent approximately 90% of our total ATV Accessory sales. For 2003, our largest distributor accounted for 24% of our domestic accessory sales and our five largest distributors accounted for 74% of our domestic accessory sales.

     In cooperation with John Deere and Land Pride, we have developed several products that are now being sold as accessories for John Deere lawn and garden equipment and Land Pride utility vehicles. We intend to expand our associations with John Deere and Land Pride in the future as well as to seek new opportunities with other similar OEM's.

International Distribution

     We distribute our products internationally through 19 distributors that sell our products in 35 countries. This department is in its 8th year of existence and has provided us with a profitable expansion of the

ATV Accessory segment of business. We were recognized as the Iowa Small Business Exporter of the year in 1997 and received the Governor's Export Award in that same year.

     International accessory sales represent approximately 10% of our total ATV Accessory sales. We believe that the international market will be a significant contributor to our long-term sales growth.

Wheel Covers:

     We market wheel covers to virtually all golf car manufacturers. We estimate we provide approximately 90% of all wheel covers sold to these golf car manufacturers. Sales to these golf car OEM's are made directly by our sales force.

     We also market our wheel covers to golf courses and golf car dealers through an extensive network of golf equipment distributors. Management estimates that this distributor network allows us to achieve an 80% market share of the golf car after market wheel cover sales.

Lawn and Garden:

     We market our lawn and garden accessories mainly by working with lawn and garden equipment and utility vehicle equipment manufacturers to introduce our accessories into their product lines. We also, through our Weekend Warrior products, sell to national retail outlets and lawn and garden dealers. As this segment is a fairly new market for us we will continue to pursue opportunities with OEM's and direct-to-market distribution opportunities.

Sales and Promotion

ATV Accessories:

     We employ a sales force of five people to market our ATV products. Our primary method of penetrating the market of ATV dealers is to leverage the sales work to the representatives employed by our distributors. These representatives call on every ATV dealer in the United States and each of the 35 countries represented by our distributors. We view our job as educating these representatives so they can effectively sell our product line.

     Each year we produce a catalog of our entire product line and make a new video that demonstrates the applicability of our products. Distributors are allowed unlimited quantities of these sales tools.
Sales programs such as an early order program that allows for a discount off of distributor price and an annual rebate incentive based on achievement of predefined sales targets are utilized to promote the product line throughout the year.

     Our representatives exhibit at several international trade shows each year in conjunction with our distributors. These representatives also travel to each of our domestic distributors each year to demonstrate new products and address concerns that may arise. In addition, we attend the Dealernews International Powersports Dealer Expo to demonstrate our new products to our distributors as well as ATV dealers.

Golf Market:

     The primary means we use to sell our wheel covers is to attend semi-annual golf industry trade shows and produce a brochure for distribution to interested parties. Distributor representatives assist in after market sales.

Lawn and Garden

     We utilize a sales force of three people to market our lawn and garden products. Our primary method of penetrating the market of OEM's is to make direct contact with potential manufacturers or to follow up on leads brought to us through our advertising or current OEM customers.
Our sales force also contacts national, regional, and local retail outlets.

     Each year we produce a catalog of our entire product line and make a new video that demonstrates the applicability of our products. Our retail outlet customers are allowed unlimited quantities of these sales tools.

     Our sales people exhibit at several regional and national trade shows each year. They also travel to each OEM or retail outlet customer to demonstrate our products and address concerns that may arise.

Advertising

     We advertise our ATV and lawn and garden accessories in national trade magazines, professionally developed videos, annual catalog, magazine and television advertising campaigns. Additionally we have three Internet sites located at: www.cyclecountry.com , www.Perf-form.com, and www.weekend-warrior.com.


COMPETITION

     We are one of the largest ATV accessory manufacturers in the world. Management estimates that we maintain a 50% market share in the domestic ATV accessories market, with the next largest manufacturer, Cambridge Metal and Plastics having an estimated 20% share of the domestic market. Management also estimates that we control approximately 50% of the international ATV market in the countries in which we distribute. Additionally, management estimates that we control 90% market share of the OEM golf car hubcap market and 80% of the golf car hubcap aftermarket.

     As with any industry we are faced with competition. However, due to our aggressive marketing and innovative product line, we maintain the largest market share in the ATV Utility Accessory Market as well as the wheel cover market. With our recent entry into the lawn & garden market, our goal is to achieve a leading market share in that market.

     However, the markets for all of our products are competitive. We expect the markets for our products to become even more competitive if and when more companies enter them and offer competition in price, support, additional value added services, and quality, among other factors.

EMPLOYEES

     As of March 31, 2004, we have 70 full-time employees, including 45 in production, 5 in sales, 4 in administration, 8 general office, 5 in research and development and 3 drivers. We presently have no labor union contract between any union and us and we do not anticipate unionization of our personnel in the foreseeable future. We believe our relationship with our employees is good. From time to time, we hire part time employees, ranging from a minimum of 1 to a maximum of 6.


DESCRIPTION OF PROPERTY

     Our principal office facility is a modern 106,000 square foot facility located at 2188 Highway 86, Milford, Iowa, which is located on 10 acres at the intersection of two major highways which allows for easy entry and exit for truck traffic. This property is zoned light industrial and will support an additional 51,000 square foot building expansion. We own this facility and it is used as collateral for our loan with the commercial lender. In February of 2003, construction was completed on a 28,000 square foot building expansion that added needed floor space for our production areas and warehousing needs. The Company relocated the Perf-form operations to the Milford facility in March of 2003.

LEGAL PROCEEDINGS

     At times we are involved in lawsuits in the ordinary course of business. These lawsuits primarily involve claims for damages arising out of the use of our products. As of the date of this filing, we are not a party to any material legal proceedings. We currently carry two million dollars of product liability insurance.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND/FINANCIAL DISCLOSURE.

(a) Dismissal of Independent Accountant.

     (i) On January 16, 2004, the Board of Directors of Cycle Country Accessories Corp. (the "Company") unanimously dismissed Tedder, James, Worden & Associates, P.A. ("Tedder") as the Company's independent accountant.

     (ii) The reports of Tedder regarding the Company's financial statements for the fiscal years ended September 30, 2003, 2002 and 2001 did not contain any adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principles.

     (iii) In connection with Tedder's audits of the Company for the fiscal years ended September 30, 2003, 2002 and 2001, and during the period from September 30, 2003 through January 19, 2004 there were no disagreements with Tedder on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that, if not resolved to the satisfaction of Tedder, would have caused it to make reference thereto in its reports regarding the Company's financial statements for such years.

     (iv) The Company has requested that Tedder furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of such letter, dated January 22, 2004, is filed as Exhibit 16 to the Form 8-K dated January 22, 2004.

(b) Engagement of Independent Accountant.

     (i) On January 16, 2004, the Board of Directors of the Company engaged Henjes, Conner, Williams, and Grimsley, L.L.P ("Henjes") as its independent accountant.

     (ii) During the fiscal years ended September 30, 2003, 2002 and 2001, and during the subsequent interim period prior to such engagement, the Company did not consult Henjes regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinion that might be rendered by Henjes on the Company's financial statements, and Henjes did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.


     We have had no disagreements with our accountants on accounting and financial disclosure.

                                  MANAGEMENT

Directors and Executive Officers

Our directors, executive officers and key employees are as follows:


Name                    Age           Position                  Director Since
------------------------------------------------------------------------------
Ron Hickman             53            Chief Executive Officer,   2001
                                      President and Director

Dave Davis              38            Chief Financial Officer     -

Marie Matthiesen        41            Vice President of           -
                                      Manufacturing

F.L. (Skip) Miller      63            Director                   2001

Jim Danbom              60            Director                   2001

L.G. (Bob) Hancher Jr.  50            Director                   2001

Rod Simonson            48            Director                   2001



	Audit Committee - Bob Hancher, Skip Miller, Rod Simonsen Compensation Committee - Ron Hickman, Jim Danbom, Bob Hancher Operations Committee - Ron Hickman, Jim Danbom, Skip Miller Planning Committee - Jim Danbom, Ron Hickman, Rod Simonsen


F.L. Skip Miller was President of Armstrong Wheels from 1970 until 1998. Then in 1999 from his Chief Executive Officer position, Mr. Miller consummated the company's highly lucrative buy-out from the international conglomerate GKN Wheels. The selling of Armstrong Wheels for an impressive premium price was largely based on his ability to build the company with consistent double-digit annual growth. Mr. Miller participates on the Audit and Operations committees of the board. Mr. Miller is currently serving a three-year term, which will end in 2006.

Jim Danbom was our founder and served as our president from 1981 to 2001. Mr. Danbom will lead the Operations and Planning committees of the board. He has successfully created numerous businesses in his 26 year career. Having successfully created our products at Cycle Country, Mr. Danbom will now focus on acquisitions and new product development while serving on the Operations and Planning committees. Mr. Danbom is currently serving a three-year term, which will end in 2006.

L.G. Bob Hancher Jr. has served as Chief Financial Officer of Commerce Street Venture Group since 2000. Mr. Hancher graduated from Iowa University in 1974. He served as Field Auditor and Territory Manager of Shell Oil Co from 1974 to 1978 and the Director of Marketing of Raynor Garage from 1978 to 1988. In 1993, Mr. Hancher co-founded, and is now a past President of International Sports Management, leaving in 2000 to co-found Commerce Street Venture Group. Mr. Hancher participates on the Planning and Audit committees of the board. Mr. Hancher is currently serving a three-year term, which will end in 2006

Rod Simonson became a franchisee for Piccadilly Circus Pizza, Inc. in 1980 by owning and operating 1 of the 5 restaurants under the company's umbrella. Shortly thereafter, Mr. Simonson purchased the parent company and became President of Piccadilly. By 1987, the company became Land Mark

Products, Inc., the licensing company for Piccadilly Circus Pizza. Under his leadership, the company evolved from several sit-down pizzerias to a complete turnkey operational partner in convenience stores, malls, hotels, amusement parks and video stores. Today, there are over 800 locations primarily in convenience stores throughout 42 states in the Continental U.S. Mr. Simonson is serving on the Planning and Audit committees of the board. Mr. Simonson is currently serving a three-year term, which will end in 2006.

Ron Hickman, who became our President on August 1, 2001, has been a CPA for 27 years, and was our accountant from our inception until he took a position as General Manager for us in 1996. Mr. Hickman is on the Operations and Planning committees of the company. Mr. Hickman is currently serving a three-year term, which will end in 2006.

Directors' Remuneration
-----------------------

Our directors are presently not compensated for serving on the board of directors.

Executive Compensation
----------------------


Employment Agreements

     We have entered into employment agreements with certain of our key executives as follows:

     We entered into an employment agreement with Ron Hickman, our President, effective August 1, 2001 for a period of five years under which we have hired him to continue as our President. The agreement calls for Mr. Hickman to receive an annual income of $150,000 per year plus a bonus equal to three percent (3%) of our net income before taxes. The agreement also provides for Mr. Hickman to receive standard benefits such as health insurance coverage, sick and vacation time and use of an automobile.

     We entered into an employment agreement with Jim Danbom, our former President, effective August 1, 2001 for a period of a minimum of three years under which we have hired him to continue as a consultant on an "as needed" basis. The agreement calls for Mr. Danbom to receive an annual income of $75,000 per year and to receive standard benefits such as health insurance coverage, sick and vacation time and use of an automobile.

Summary Compensation Table

     The following table sets forth the total compensation paid to or accrued for the fiscal years ended September 30, 2003, 2002, and 2001 to our Chief Executive Officer and our other most highly compensated executive officers who were serving as executive officers at the end of our last fiscal year.

Annual Compensation



                                                  Other          Restricted    Securities                All
Name and               Fiscal                     Annual         Stock         Underlying     LTIP       Other
Principal Position     Year     Salary    Bonus   Compensation   Awards        Options        Payouts    Compensation
---------------------------------------------------------------------------------------------------------------------
Ronald Hickman,
President              2003     150,000   12,772   500<F1>         0             0              0        7,106<F6>

                       2002     150,000   15,000   500<F1>         0             0              0        7,476<F3>
                       2001     104,808   30,000   500<F1>         0             0              0        6,469<F2>

Jim Danbom
Past President         2003      75,000      0     500<F1>         0             0              0        8,175<F7>

                       2002      75,000      0     500<F1>         0             0              0        8,044<F5>
                       2001     156,817      0       0             0             0              0        1,818<F4>

---------------------------------------------------------------------------------------------------------------------

<F1>
(1)	Christmas bonus.

<F2>
(2)	Comprised of $1,444 value of personal use of company
auto and $5,025 paid for health insurance.

<F3>
(3)	Comprised of $1,913 value of personal use of company
auto and $5,563 paid for health insurance.

<F4>
(4)	Comprised entirely of value of personal use of
company auto.

<F5>
(5)	Comprised of $2,481 value of personal use of company
auto and $5,563 paid for health insurance.

<F6>
(6)	Comprised of $1,634 value of personal use of company
auto and $5,472 paid for health insurance.

<F7>
(7)	Comprised of $2,703 value of personal use of company
auto and $5,472 paid for health insurance.


Stock Option Grants in the past fiscal year

We have not issued any grants of stock options in the past fiscal year.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of the date of this prospectus and as adjusted to reflect the issuance of all 615,000 shares which may potentially be [sold/issued] in connection with this registration statement, by (i) those Shareholder known to be the beneficial owners of more than five percent of the voting power of our outstanding capital stock, (ii) each director, and (iii) all executive officers and directors as a group:



                           Number of       Percent           Percent
Name and Address of        Shares          Owned             Owned
Beneficial Owner           Owned           Before Offering   After Offering
-------------------        ---------       ---------------   --------------

Ron Hickman                272,812          7.06%            6.11%
c/o Cycle Country
Accessories Corp.
2188 Highway 86
Milford, Iowa 51351


Jim Danbom                 741,775         18.78%            16.25%
106 Channel Court
Marco Island, FL 34145


Jan Danbom                 700,775         17.74%            15.35%
106 Channel Court
Marco Island, FL 34145


Commerce Street Venture       360,000       9.12%            7.89%
Group
17322 Westfield Park Rd
Westfield, IN 46074



All Directors and Officers  1,067,717      27.04%             23.39%
as a Group (6 Persons)

                             SELLING SHAREHOLDER

     On June 11, 2003, the Company entered into and closed upon a financing agreement whereby the Company's newly authorized preferred stock was issued in exchange for restricted cash. The restricted cash will be made available to the Company for use for general corporate purposes upon the conversion of the Preferred Stock or with prior written approval of the preferred stockholder (which cannot be unreasonably withheld).

     The preferred stock is convertible into the Company's common shares based on an annually set conversion price computed as the average of the five lowest closing prices of the common stock for the twenty-two trading days prior to each anniversary date. The conversion price as of the most recent anniversary date is $3.93 per share. Upon an event of default, the preferred stock may be reclassified as a debt obligation of the Company.

     The following table sets forth the name of each person who is offering shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.




                                Common Shares   Percentage        Shares to be       Shares owned     Percentage
Name                            Shares owned    Before Offering   Sold in Offering   After Offering   After Offering
--------------------------------------------------------------------------------------------------------------------
Laurus Master Fund, Ltd.(1)     615,000 (2)     4.99% (2)         615,000             0(3)              0(3)



(1) Laurus Master Fund, Ltd is a Cayman Islands Company.

(2) Includes the shares of our common stock issuable to Laurus Master Fund, Ltd, upon conversion of its preferred stock and 40,000 shares issuable upon the exercise of its warrants. This registration statement shall also cover any additional shares of our common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock. Laurus has contractually agreed to limit its beneficial ownership by restricting the conversion or exercise of all Cycle Country securities held by Laurus. Laurus has agreed that none of the Cycle Country securities held by Laurus may be converted or exercised to the extent that conversion or exercise of those securities would result in Laurus, together with its affiliates, beneficially owning in excess of 4.99% of the number of shares of our common stock outstanding at that time. Laurus may cause this 4.99% limitation to expire by providing us 75 days advance notice of its intention to do so. This 4.99% limitation does not preclude conversion of the Preferred Stock or exercise of the Warrants over time, so long as Laurus' beneficial ownership of our common stock, together with its affiliates, does not exceed the limitation amount at any time. This 4.99% limitation automatically becomes void upon an event of default relating to the Preferred Stock.

(3)    Assumes the sale of all shares offered hereby.

                             CERTAIN TRANSACTIONS


     In March 2002, Jim Danbom, director, identified Perf-form, Inc. as a potential acquisition. The acquisition was completed on March 11, 2002 for approximately $462,100 in cash and 22,500 shares of the Company's common stock for a total purchase price of approximately $528,800. Additionally the company purchased inventory of approximately $75,000.

     In June of 2002, the Company identified Weekend Warrior, an acquisition which closed in June of 2002. The purchase was made for 10,000 shares of the Company's common stock. The Company's technology and products allow many of the Weekend Warrior products to be immediately useful in the Lawn and Garden applications.

                          DESCRIPTION OF SECURITIES

General

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, 20,000,000 shares of preferred stock, par value $0.0001 per share and an additional series of 2,000,000 shares of preferred stock, par value $0.0001 per share.. As of the date of this prospectus, 3,956,047 shares of common stock and 2,000,000 shares of the newly authorized preferred stock were outstanding. The transfer agent for our common stock is Atlas Stock Transfer of Salt Lake City, Utah.

Common Stock

     We are authorized to issue 100,000,000 shares of our common stock, $0.0001 par value, of which 3,956,047 shares are issued and outstanding as of the date of this prospectus. The issued and outstanding shares of common stock are fully paid and non-assessable. Except as provided by law or our certificate of incorporation with respect to voting by class or series, holders of common stock are entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

     Subject to any prior rights to receive dividends to which the holders of shares of any series of the preferred stock may be entitled, the holders of shares of common stock will be entitled to receive dividends, if and when declared payable from time to time by the board of directors, from funds legally available for payment of dividends. Upon our liquidation or dissolution, holders of shares of common stock will be entitled to share proportionally in all assets available for distribution to such holders.

Preferred Stock

     On June 11, 2003, the Company entered into and closed upon a financing agreement whereby the Company's newly authorized preferred stock was issued in exchange for restricted cash. The restricted cash will be made available to the Company for use for general corporate purposes upon the conversion of the Preferred Stock. The preferred stock is convertible into the Company's common shares based on an annually set conversion price computed as the average of the five lowest closing prices of the common stock for the twenty-two trading days prior to each anniversary date. Upon an event of default, the preferred stock may be reclassified as a debt obligation of the Company. This new series of preferred stock is cumulative and convertible with dividends computed on a simple interest per annum basis using the current prime interest rate plus 0.5% (4.5% at September 30, 2003) and are to be paid prior to any dividends being paid or declared on the Company's common stock. The Company has 2,000,000 shares of $0.0001 par value preferred stock authorized and 2,000,000 shares issued and outstanding at September 30, 2003 and as of the date of this prospectus.

Warrants

     Certain shares of common stock offered by Cycle Country Accessories Corp. (a Nevada corporation) on August 21, 2001 had warrants attached.
We presently have 2,000,000 of such warrants outstanding. Each warrant entitles the holder thereof to purchase one share of common stock at a price per share of $4.00 beginning March 28, 2002 and ending on August 21, 2004. Each unexercised warrant is redeemable by us at a redemption price of $0.001 per warrant at any time, upon 30 days written notice to holders thereof, if (a) our common stock is traded on NASDAQ or listed on an exchange and (b) the Market Price (defined as the average closing bid price for twenty (20) consecutive trading days) equals or exceed 120% of the exercise price.

     On June 9, 2003 the Company issued warrants to purchase 40,000 shares of the Company's common shares. The holder is entitled to purchase the common shares at an exercise price per share of $4.00 ending on June 9, 2010.

     Pursuant to applicable federal and state securities laws, in the event a current prospectus is not available, the warrant holders may be precluded from exercising the warrants and we would be precluded from redeeming the warrants. There can be no assurance that we will not be prevented by financial or other considerations from maintaining a current prospectus. Any warrant holder who does not exercise prior to the redemption date, as set forth in our notice of redemption, will forfeit the right to purchase the common stock underlying the warrants, and after the redemption date or upon conclusion of the exercise period, any outstanding warrants will become void and be of no further force or effect, unless extended by our Board of Directors.

     The number of shares of common stock that may be purchased with the warrants is subject to adjustment upon the occurrence of certain events, including a dividend distribution to our Shareholder or a subdivision, combination or reclassification or our outstanding shares of common stock. The warrants do not confer upon holders any voting or any other rights as our Shareholder.

     We may at any time, and from time to time, extend the exercise period of the warrants, provided that written notice of such extension is given to the warrant holders prior to the expiration date then in effect. Also, we may reduce the exercise price of the warrants for limited periods or through the end of the exercise period if deemed appropriate by the Board of Directors. Any extension of the term and/or reduction of the exercise price of the warrants will be subject to compliance with Rule 13e-4 under the Exchange Act including the filing of a Schedule 14E-
4. Notice of any extension of the exercise period and/or reduction of the exercise price will be given to the warrant holders. We do not presently contemplate any extension of the exercise period or any reduction in the exercise price of the warrants. The warrants are also subject to price adjustment upon the occurrence of certain events including subdivisions or combinations of our common stock.

Market for Common Equity and Related Shareholder Matters

     Our common stock was approved for listing on the American Stock Exchange under the symbol: ATC effective June 19, 2003. Prior to June 19, 2003, our common stock was approved for quotation on the National Association of Securities Dealers OTC Bulletin Board under the symbol:
CYCY. The table below sets forth the reported high and low bid prices for the periods indicated. The bid prices shown during the period our stock was on the OTC Bulletin Board reflect quotations between dealers, without adjustment for markups, markdowns or commissions, and may not represent actual transactions in the Company's securities.


                                      High           Low
                                     ------         ------
FY 2003
Fourth Quarter                       $5.00          $4.50
Third Quarter                        $5.00          $3.30
Second Quarter                       $3.72          $3.05
First Quarter                        $4.14          $2.12

FY 2002
Fourth Quarter                       $3.15          $2.20
Third Quarter                        $4.07          $2.20
Second Quarter                       $5.75          $2.40
First Quarter                        See (a)


(a) 	The Company consummated an initial public offering of its Common
Stock, par value $0.0001 per share pursuant to a registration statement declared effective by the Commission on November 28, 2001, File No. 333-68570 ("Registration Statement"). The stock commenced trading on the OTC Bulletin Board on February 5, 2002.

     As of April 19, 2004, there were approximately 806 holders of record of Common Stock inclusive of those brokerage firms and/or clearing houses holding the Company's Common Stock in street name for their clientele (with each such brokerage house and/or clearing house being considered as one holder).

     The Company has never paid a dividend on its common stock. It is the Company's present policy to retain all earnings to provide funds for the future growth of the Company.

                               INDEMNIFICATION

     Article 11 of our Articles of Incorporation includes certain provisions permitted by the Nevada Revised Statutes, which provides for indemnification of directors and officers against certain liabilities. Pursuant to our Articles of Incorporation, our officers and directors are indemnified, to the fullest extent available under Nevada Law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnity undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

                             PLAN OF DISTRIBUTION

     We are registering shares of our common stock that may be issued upon conversion of some or all of our preferred shares or upon exercise of certain outstanding warrants.

     The selling shareholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling shares:

* ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

* block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

* purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

* an exchange distribution in accordance with the rules of the applicable exchange;

*       privately negotiated transactions;

*       short sales;

* broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

*       a combination of any such methods of sale; and

*       any other method permitted pursuant to applicable law.

     The selling shareholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling shareholder may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     These sales may be effected in transactions:

- on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market;

- in the over-the-counter market; or

- otherwise than on such exchanges or services or in the over-the-counter market.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling shareholder and any such broker-dealers or agents who participate in the distribution of the common stock may be deemed to be "underwriters." As a result, any profits on the sale of the common stock by the selling shareholder and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling shareholder was to be deemed an underwriter, the selling shareholder may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the common stock is sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent's commissions.

     To our knowledge, there are currently no plans, arrangements or understandings between the selling shareholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling shareholder. The selling shareholder might not sell any or all of the common stock offered pursuant to this prospectus. The selling shareholder might instead transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The selling shareholder and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling shareholder and any other such person. In addition, Regulation M under the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

     We agreed with the selling shareholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:

-	Such time as the selling shareholder may sell all of the
shares held by it without registration pursuant to Rule 144 under the Securities Act within a three-month period; or

-	Such time as all of the shares have been sold by the
selling shareholder.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholder. We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The Law Office of James G. Dodrill, P.A. of Boca Raton, Florida will give an opinion for us regarding the validity of the common stock offered in this prospectus.

                                   EXPERTS

     The financial statements as of September 30, 2003 and for the years ended September 30, 2003 and 2002 included in this prospectus have been so included in reliance on the report of Tedder, James, Worden &
Associates, P.A., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                     WHERE YOU CAN FIND MORE INFORMATION


     We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Cycle Country Accessories Corp. and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Room 1024, Washington, D. C. 20549, and at its Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 at prescribed rates during regular business hours. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Also, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. We will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to us at Cycle Country Accessories Corp., 2188 Highway 86, Milford, Iowa 51351 Attention: Ronald Hickman, President.

     Following the effectiveness of this registration statement, we will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we intend to make available to our Shareholder annual reports, including audited financial statements, unaudited quarterly reports and such other reports as we may determine.

                       CYCLE COUNTRY ACCESSORIES CORP.
                               AND SUBSIDIARIES

Table of Contents
-----------------

Independent Auditors' Report                                 F-2

Consolidated Financial Statements

  Consolidated Balance Sheet                                 F-3

  Consolidated Statements of Income                          F-4

  Consolidated Statements of Shareholders' Equity            F-5

  Consolidated Statements of Cash Flows                      F-6

Notes to Consolidated Financial Statements                   F-7

Financial Statements (Unaudited)

Condensed Consolidated Balance Sheet - December 31, 2003     F-32

Condensed Consolidated Statements of Income - Three
Months Ended December 31, 2003 and 2002                      F-33

Condensed Consolidated Statements of Cash Flows - Three
Months Ended December 31, 2003 and 2002                      F-34

Notes to Condensed Consolidated Financial Statements         F-35

                   TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.
               CERTIFIED PUBLIC ACCOUNTANTS & BUSINESS ADVISORS
          AN INDEPENDENTLY OWNED MEMBER OF THE RSM MCGLADREY NETWORK


                         Independent Auditors' Report
                         ----------------------------


To the Board of Directors and Stockholders of Cycle Country Accessories Corp. and Subsidiaries:


We have audited the accompanying consolidated balance sheets of Cycle Country Accessories Corp. and Subsidiaries (the "Company") as of September 30, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cycle Country Accessories Corp. and Subsidiaries as of September 30, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




/s/ Tedder, James, Worden & Associates, P.A.

Orlando, Florida
January 13, 2004

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

                         September 30, 2003 and 2002


                        Assets                            2003             2002
                        ------                            ----             ----
Current assets:
        Cash and cash equivalents                       $   215,551      $   207,162
        Accounts receivable - trade, net                  1,080,854        1,086,672
        Inventories                                       3,024,733        2,967,285
        Taxes receivable                                     89,507          184,624
        Deferred income taxes                                72,095           76,251
        Prepaid expenses and other                           66,105           62,349
                                                        -----------      -----------
                Total current assets                      4,548,845        4,584,343

        Property, plant, and equipment, net               2,930,878        2,558,328
        Restricted cash                                   1,901,898                -
        Intangible assets, net                              217,093          233,238
        Goodwill                                             41,700           41,700
        Other assets                                         63,007           79,459
                                                        -----------      -----------
                Total assets                            $ 9,703,421      $ 7,497,068
                                                        ===========      ===========


              Liabilities and Stockholders' Equity
              ------------------------------------

Current liabilities:
        Accounts payable                                $ 1,042,046      $ 1,108,344
        Accrued expenses                                    409,865          420,811
        Bank line of credit                                 420,000          400,000
        Current portion of bank notes payable               484,845          890,580
                                                         ----------      -----------
                Total current liabilities                 2,356,756        2,819,735

        Bank note payable, less current portion           3,147,109        2,712,701
        Deferred income taxes                                96,405           51,788
                                                         ----------      -----------
                Total liabilities                         5,600,270        5,584,224

Stockholders' equity:
        Preferred stock                                         200                -
        Common stock                                            395              395
        Additional paid-in capital                        3,730,039        1,726,266
        Retained earnings (deficit)                         372,517          186,183
                                                         ----------      -----------
           Total stockholders' equity                     4,103,151        1,912,844
                                                         ----------      -----------
           Total liabilities and stockholders' equity   $ 9,703,421      $ 7,497,068
                                                         ==========      ===========



See accompanying notes to the consolidated financial statements.

                   CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                        Consolidated Statements of Income

                  For the years ended September 30, 2003 and 2002



                                                     2003                  2002
                                                     ----                  ----

Net sales                                         $13,737,342             $13,257,895
Freight income                                        154,651                 105,657
                                                  -----------             -----------
      Total revenue                                13,891,993              13,363,552

Cost of goods sold                                (10,638,526)             (9,867,995)
                                                  -----------             -----------
      Gross profit                                  3,253,467               3,495,557

 Selling, general and administrative expenses      (2,762,626)             (2,781,896)
                                                  -----------             -----------
      Income from operations                          490,841                 713,661

 Non-operating income (expense), net                 (168,708)               (227,417)
                                                  -----------             -----------
      Income before provision for income taxes        322,133                 486,244

Income tax expense                                    114,826                 177,403
                                                  -----------             -----------
      Net income                                  $   207,307             $   308,841

Dividends on preferred stock                           20,974                       -
                                                  -----------             -----------
      Net income available to common stockholders $   186,333                 308,841
                                                  ===========             ===========

Weighted average shares of common
  stock outstanding:
        Basic                                       3,951,290               3,757,261
        Diluted                                     4,460,196               3,757,261

Earnings per common share:
        Basic                                     $      0.05                    0.08
        Diluted                                   $      0.05                    0.08




See accompanying notes to the consolidated financial statements.


                  CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Consolidated Statements of Stockholders' Equity

                     Years ended September 30, 2003 and 2002





                                                                         Additional
                                         Preferred       Common          paid-in         Retained
                                         Stock           Stock           capital         earnings         Total
                                         --------        --------      -----------     ----------       ---------


Balances at September 30, 2001               -               363          994,641         (122,658)        872,346

Net income                                   -               -                -            308,841         308,841

Issuance of common stock for repayment
  of due to related parties                  -                19          566,681            -             566,700

Issuance of common stock to employees
  for compensation                           -                12          136,445            -             136,457

Issuance of common stock for acquisition
  of net assets of Weekend Warrior           -                 1           28,499            -              28,500
                                       ---------         ----------     ---------       -----------    ------------

Balances at September 30, 2002               -               395        1,726,266          186,183       1,912,844

Net income                                   -                -              -             207,307         207,307

Issuance of preferred stock                  200              -         1,982,800            -           1,983,000

Issuance of common stock for payment
  of dividends on preferred stock            -                 1           20,973          (20,974)            -

Cancellation of common stock previously
  issued and outstanding                     -                (1)            -                   1             -
                                       ---------         ----------     ---------       -----------    ------------
Balances at September 30, 2003         $     200             395        3,730,039          372,517       4,103,151
                                       ==========        ==========     =========       ===========    ============


See accompanying notes to the consolidated financial statements.


                 CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                 For the years ended September 30, 2003 and 2002

                                                                          2003            2002
                                                                          ----            ----

Cash flows from operating activities:
        Net income                                                     $  207,307           308,841
        Adjustments to reconcile net income to net cash
	  provided by operating activities:
                Depreciation                                              307,484           281,753
                Non-cash fund management fee                               85,000                 -
                Deferred income taxes                                      48,773            30,897
                Amortization                                               20,813            11,762
                Gain on sale of equipment                                 (15,829)          (17,010)
                Inventory reserve                                         (10,000)           41,000
		(Increase) decrease in assets:
                        Accounts receivable - trade, net                    5,818           (28,389)
                        Inventories                                       (47,448)         (219,006)
                        Taxes receivable                                   95,117           (84,107)
                        Prepaid expenses and other                         (3,756)            1,461
                        Other assets                                       41,452               881
		Increase (decrease) in liabilities:
                        Accounts payable                                  (66,298)           49,773
                        Accrued expenses                                  (10,946)          253,105
                                                                        ---------          ---------

                            Net cash provided by operating activities     657,487           630,961

Cash flows from investing activities:
         Deposits into restricted cash account                         (1,901,898)                -
         Purchase of property, plant, and equipment                      (685,216)         (270,478)
         Payment of patent costs                                           (4,668)                -
         Acquisition of net assets - subsidiary                                 -           (12,065)
         Proceeds from sale of property, plant, and equipment              21,011            21,886
                                                                        ---------          ---------

                       Net cash used in investing activities           (2,570,771)         (260,657)



Cash flows from financing activities:
        Proceeds from issuance of preferred stock                       1,898,000                 -
        Payments on bank notes payable                                   (706,776)         (837,231)
        Net borrowings from bank line of credit                           755,439           400,000
        Payment of loan costs                                             (25,000)                -
                                                                       -----------      ------------

                 Net cash provided by (used in) financing activities    1,921,673          (437,231)
                                                                       -----------      ------------
                 Net increase (decrease) in cash and cash equivalents       8,389           (66,927)

Cash and cash equivalents - beginning of year                             207,162           274,089
                                                                       -----------      ------------

Cash and cash equivalents - end of year                                $  215,551           207,162
                                                                       ===========      ============


See the accompanying notes to the consolidated financial statements.



                 CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                      For the years ended September 30, 2003 and 2002


                                                                      2003             2002
                                                                     -------          -------

Supplemental disclosures of cash flow information:

	Cash paid during the year for:
                Interest, net of amounts capitalized                $  193,572         256,419
                                                                    ===========      ==========

                Income taxes                                        $    1,900         331,130
                                                                    ===========      ==========

Supplemental schedule of non-cash financing and investing activities:

	Non-cash transaction incurred during the year for:

            Conversion of bank line of credit to bank notes
              payable                                               $  735,439               -
                                                                    ===========      ==========
            Issuance of common stock for payment of dividends
              on preferred stock                                    $   20,974               -
                                                                    ===========      ==========
            Issuance of common stock for repayment of due to
              related parties                                       $        -         566,700
                                                                    ===========      ==========
            Acquisition of net assets - subsidiary with funds
              advanced by related parties                           $        -         516,700
                                                                    ===========      ==========
            Issuance of common stock for payment of
              employee compensation                                 $        -         106,457
                                                                    ===========      ==========

            Increase in prepaid expenses advanced by related party  $        -          50,000
                                                                    ===========      ==========
            Issuance of common stock for payment of accrued officer
              bonus                                                 $        -          30,000
                                                                    ===========      ==========
            Issuance of common stock for acquisition of net assets
              of Weekend Warrior                                    $        -          28,500
                                                                    ===========      ==========


See accompanying notes to the consolidated financial statements.


               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                         September 30, 2003 and 2002



(1)	Summary of Significant Accounting Policies

(a)	Reporting Entity and Principles of Consolidation

	The consolidated financial statements include the accounts of Cycle Country Accessories Corp. (a Nevada corporation) ("Cycle
Country (Nevada)") and its wholly-owned subsidiaries, Cycle
Country Accessories Corp. (an Iowa corporation) ("Cycle Country
(Iowa)"), Perf-Form, Inc. (an Iowa corporation) ("Perf-Form"), and Cycle Country Accessories Subsidiary Corp. (a Nevada corporation) ("Cycle Country Sub. Corp.") (collectively, the
"Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)	Nature of Business

	The Company is primarily engaged in the design, assembly, sale and distribution of accessories for all terrain vehicles ("ATVs") to various distributors, dealers and wholesalers throughout the United States of America, Canada, Mexico, South America, Europe, and the Pacific area. Additionally, the Company manufactures, sells, and distributes injection-molded plastic wheel covers for vehicles such as golf carts, lawn mowers, and light-duty trailers. The Company's headquarters and assembly plant are located in Milford, Iowa. The Company had a second assembly plant located in Big Lake, Minnesota until February 2003, at which time the operations were relocated to the assembly plant in Milford, Iowa.

(c)	Revenue Recognition

	The Company ships products to its customers predominantly by its internal fleet and to a lesser extent by third party carriers.
The Company recognizes revenues from product sales when title to the products is passed to the distributors, dealers, wholesalers, or other customers and risk of loss transfers to an unrelated third party, which occurs at the point of destination for products shipped by the Company's internal fleet and at the point of shipping for products shipped by third party carriers.

Certain costs associated with the shipping and handling of products to customers are billed to the customer and included as freight income in the accompanying consolidated statements of income. Royalty income earned in connection with the rights to sell a product developed by the Company is recognized as earned and included in non-operating income in the accompanying consolidated statements of income. Sales were recorded net of sales discounts and allowances of approximately $476,000 and $441,000 in fiscal 2003 and 2002, respectively.

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements






(1)	Summary of Significant Accounting Policies, Continued

(d)	Cost of Goods Sold

	The components of cost of goods sold in the accompanying consolidated statements of income include all direct materials and direct labor associated with the assembly and/or manufacturing of the Company's products. In addition, an allocation of factory overhead costs is included in cost of goods sold.

(e)	Allowances

	The Company provides appropriate provisions for uncollectible accounts and credit for returns based upon numerous factors, including past transaction history with customers, their credit worthiness, and other information. Initially, the Company estimates a provision for uncollectible accounts as a percentage of net sales based on historical bad debt experience and on a quarterly basis, the Company writes-off uncollectible receivables. This estimate is periodically adjusted when the Company becomes aware of a specific customer's inability to meet its financial obligations (e.g. bankruptcy filing) or as a result of changes in the overall aging of accounts receivable.
While the Company has a large customer base that is geographically dispersed, a slowdown in markets in which the Company operates may result in higher than expected uncollectible accounts, and therefore, the need to revise estimates for bad debts. To the extent historical experience is not indicative of future performance or other assumptions used by management do not prevail, the provision for uncollectible accounts could differ significantly, resulting in either higher or lower future provisions for uncollectible accounts. In the opinion of management of the Company, no provision is deemed necessary for credit for returns at September 30, 2003 or 2002.
The provision for uncollectible accounts of $10,000 at September
30, 2003 and 2002 reflects management's best estimate of future uncollectible accounts.

(f)	Use of Estimates

	The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements






(1)	Summary of Significant Accounting Policies, Continued

(g)	Cash and Cash Equivalents

	The Company considers cash on hand, deposits in banks, and short-term investments with an original maturity of three months or less when purchased to be cash and cash equivalents.

(h)	Restricted Cash

	The Company has approximately $1,902,000 in restricted cash and it serves as collateral for the preferred stock issued by the Company during fiscal 2003 (see Note 12(b)). The restricted cash can be used for general corporate purposes (in the ordinary course of business and consistent with past practices) as approved by the holders of the preferred stock.

(i)	Inventories

	Inventories are carried at the lower of cost or market. The cost is determined using the first-in, first-out method. The Company evaluates its inventory value at the end of each quarter to ensure that it is carried at the lower of cost or market.
This evaluation includes an analysis of its physical inventory results, a review of potential obsolete and slow-moving stock based on historical product sales and forecasted sales, and an overall consolidated analysis of potential excess inventory. To the extent historical physical inventory results are not indicative of future results and if future events impact, either favorably or unfavorably, the salability of the Company's products or its relationship with certain key vendors, the Company's inventory reserves could differ significantly, resulting in either higher or lower future inventory provisions.

During the fourth quarter of fiscal 2003, the Company determined that one of its sub-assembly components had incurred a permanent decline in market value. As a result, the Company wrote-off approximately $84,500 to reflect this decline in market value.

(j)	Property, Plant, and Equipment

	Property, plant, and equipment are carried at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets by using the straight-line and accelerated methods. Interest costs on borrowings used in connection with the construction of major facilities are capitalized. The capitalized interest is recorded as part of the asset to which it relates and is depreciated over the asset's estimated useful life.

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(1)	Summary of Significant Accounting Policies, Continued

(j)	Property, Plant, and Equipment, Continued

Routine maintenance and repairs are charged to expense as incurred. Major replacements and improvements are capitalized.
When assets are sold or retired, the related cost and accumulated depreciation are removed from the accounts and gains or losses from dispositions are credited or charged to income.

(k)	Goodwill and Other Intangible Assets

	Goodwill represents the excess of the purchase price over the fair value of assets acquired. Goodwill arising from the Company's March 11, 2002 acquisition (see Note 3) is not being amortized in accordance with Statement of Financial Accounting
Standards ("SFAS") No. 142, "Goodwill and Other Intangible
Assets." SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles would not be amortized into results of operations, but instead would be reviewed for impairment at least annually and written down and charged to results of operations in the periods in which the recorded value of goodwill and certain intangibles are determined to be greater than their fair value.

	Other intangible assets are stated at cost and consist of trademarks, covenant not-to-compete agreements, and patents.
The trademarks arising from the Company's March 11, 2002 and June 13, 2002 acquisitions (see Note 3) have been deemed to have an indefinite life and as such will not be amortized. The covenant not-to-compete agreements are being amortized over their estimated useful lives (5 years for both) and the patents are being amortized over their remaining useful lives of 11 years and 12 years, respectively, at the date of acquisition.

(l)	Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

	The Company's long-lived assets, including property, plant, and equipment, are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest charges) expected to be generated by the asset. If these projected cash flows are less than the carrying amount, an impairment loss is recognized based on the fair value of the asset less any costs of disposition. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements



(1)	Summary of Significant Accounting Policies, Continued

(m)	Investment in Golden Rule (Bermuda) Ltd.

	The investment in Golden Rule (Bermuda) Ltd. stock is recorded at cost due to less than 20% ownership.

(n)	Warranty Costs

	Estimated future costs related to product warranties are accrued as products are sold based on prior experience and known current events and are included in accrued expenses in the accompanying consolidated balance sheets. Accrued warranty costs have historically been sufficient to cover actual costs incurred.

(o)	Income Taxes

	The Company accounts for income taxes utilizing the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enacted date.

(p)	Distributor Rebate Payable

	The Company offers an annual rebate program (the "Program") for its ATV accessory distributors. The Program provides for a 7% rebate on purchases of certain eligible products during the Program period if certain pre-determined cumulative purchase levels are obtained. The Program rebate is provided to the applicable distributors as a credit against future purchases of the Company's products. The Program rebate liability is calculated and recognized as eligible products are sold based upon factors surrounding the activity and prior experience of specific distributors and is included in accrued expenses in the accompanying consolidated balance sheets. The distributor rebate expense totaled approximately $490,000 and $408,000 in fiscal 2003 and 2002, respectively and is recorded as a reduction of sales in the accompanying consolidated financial statements.

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements




(1)	Summary of Significant Accounting Policies, Continued

(q)	Earnings Per Share

        Basic earnings per share ("EPS") is calculated by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the reporting period.
Diluted EPS is computed in a manner consistent with that of basic EPS while giving effect to the potential dilution that could occur if warrants to issue common stock were exercised and the preferred stock was converted. Preferred stock dividends are added back to income since these would not be paid if the preferred stock was converted to common stock.

(r)	Advertising

	Advertising consists primarily of television, videos, newspaper and magazine advertisements, product brochures and catalogs, and trade shows. All costs are expensed as incurred or when first utilized. Advertising expense totaled approximately $430,000 and $438,000 in fiscal 2003 and 2002, respectively, and is included in selling, general, and administrative expenses in the accompanying consolidated statements of income.

(s)	Research and Development Costs

	Research and development costs are expensed as incurred. Research and development costs incurred during fiscal 2003 and 2002 totaled approximately $128,000 and $178,000, respectively, and are included in selling, general, and administrative expenses in the accompanying consolidated statements of income.

(t)	Shipping and Handling Costs

        Shipping and handling costs represent costs associated with shipping products to customers and handling finished goods.
Shipping and handling costs incurred totaled approximately
$244,000 and $202,000 in fiscal 2003 and 2002, respectively, and are included in selling, general, and administrative expenses in the accompanying consolidated statements of income.

(u)	Concentration of Credit Risk

	Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions. At various times throughout fiscal 2003 and 2002 and at September 30, 2003 and 2002, cash balances held at a financial institution were in excess of federally insured limits.

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(1)	Summary of Significant Accounting Policies, Continued

(u)	Concentration of Credit Risk, Continued

        The majority of the Company's sales are credit sales which are made primarily to customers whose ability to pay is dependent upon the industry economics prevailing in the areas where they operate; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

(v)	Seasonality and Weather

	The ATV accessories market is seasonal as retail sales of snowplow equipment are generally higher in the fall and winter, and sales of farm and garden equipment are generally higher in the spring and summer. Accordingly, demand for the Company's snowplow equipment is generally higher in the late summer and fall (the Company's fourth and first fiscal quarters) as distributors and dealers build inventories in anticipation of the winter season, and demand for the Company's farm and garden and golf equipment is generally highest in the late winter and spring (the Company's second and third fiscal quarters) as distributors and dealers build inventories in anticipation of the spring season.

	Demand for snowplow, farm and garden and golf equipment is significantly affected by weather conditions. Unusually cold winters or hot summers increase demand for these aforementioned products. Mild winters and cool summers usually have the opposite effect.

(w)	Fair Value of Financial Instruments

	The carrying values of cash and cash equivalents, accounts receivable, taxes receivable, accounts payable and accrued expenses approximates their fair values because of the short-term nature of these instruments. The fair value of the Company's bank notes payable and line of credit are assumed to approximate the recorded value because there have not been any significant changes in specific circumstances since the notes payable and line of credit were originally recorded.

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(1)	Summary of Significant Accounting Policies, Continued

(x)	Recent Accounting Pronouncements

	In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes accounting standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It requires certain financial instruments that were previously classified as equity to be classified as assets or liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS No. 150 did not have a material effect on the Company's consolidated financial position or results of operation.


(2)	Organization, Merger, Acquisitions of Common Stock of Cycle Country
(Iowa) and Operating Facility and Initial Public Offering

Cycle Country (Iowa) was incorporated in the State of Iowa in 1983 and operated as a Subchapter S corporation until August 21, 2001. Okoboji Industries Corp. ("Okoboji Industries"), an entity owned and managed by the same individuals as Cycle Country (Iowa) (i.e. under common control), was incorporated in the State of Iowa in 1987 and operated as a Subchapter S corporation until August 14, 2001.

On August 14, 2001, Cycle Country (Iowa) and Okoboji Industries merged. Okoboji Industries manufactured the plastic wheel covers for what is considered the Company's Plastic Wheel Cover segment (see Note 17). Since both Cycle Country (Iowa) and Okoboji Industries were entities under common control, this transaction has been accounted for in a manner similar to a pooling of interests.

Cycle Country (Nevada) was incorporated in the State of Nevada on August 15, 2001 as a C corporation. On August 21, 2001, Cycle Country (Nevada) acquired all of the outstanding common stock of Cycle Country (Iowa) for $4,500,000 in cash and 1,375,000 shares of common stock of Cycle Country (Nevada). Since both Cycle Country (Nevada) and Cycle Country (Iowa) were under common control by virtue of majority ownership and common management by the same three individuals, this transaction has been accounted for in a manner similar to a pooling of interests. Prior to August 21, 2001, Cycle Country (Nevada) did not engage in any activities other than those incidental to its formation, acquiring debt financing and the pending acquisition of all of the outstanding common stock of Cycle Country (Iowa).

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(2)	Organization, Merger, Acquisitions of Common Stock of Cycle Country
(Iowa) and Operating Facility and Initial Public Offering, Continued

Also on August 21, 2001, the Company acquired its operating facility, which consisted of land and building with an appraised value of $1,500,000, from certain stockholders. The operating facility was previously leased from those stockholders. The consideration given was comprised of $300,000 in cash and 390,000 shares of common stock of Cycle Country (Nevada). The land and building were recorded at their fair value of $1,500,000 which included leasehold improvements with a net book value of approximately $205,000 which were previously purchased and capitalized by Cycle Country (Iowa).

As a result of the transactions described above, Cycle Country (Nevada) is the Successor Company to the business activities of Cycle Country (Iowa) and Okoboji Industries and, effective August 21, 2001, the S corporation tax status of Cycle Country (Iowa) was terminated.

On August 29, 2001, the Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission ("SEC") to register a total of 5,625,000 shares of common stock, 2,000,000 shares of which relate to warrants (see Note 12(a)). The Registration Statement on Form SB-2 (Amendment No. 3) was declared effective by the SEC on November 28, 2001, File No. 333-68570.


(3)	Acquisition of Assets

On March 11, 2002, the Company entered into an asset purchase agreement to purchase certain assets from Perf-form Products, Inc. ("Perf-form Products") for approximately $462,100 in cash and 22,500 shares of the Company's common stock for a total purchase price of approximately $528,800. One of the Company's stockholders paid $450,000 of the cash consideration and another stockholder provided the 22,500 shares of the Company's common stock used in the acquisition. Both of these stockholders were subsequently reimbursed with shares of the Company's common stock. The shares of the Company's common stock issued both to effect the acquisition and reimburse the stockholders were valued at the market price on the date of acquisition. Perf-form Products manufactured, sold, and distributed premium oil filters and related products for the motorcycle and ATV industries. As a result of the acquisition, the Company expects to be able to provide Perf-form Products a much larger distribution channel through it's existing distributor network in the United States and abroad; thereby, allowing Perf-form Products to accelerate its sales growth.

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements



(3)	Acquisition of Assets, Continued

The acquisition was accounted for under the purchase method of accounting; accordingly, the purchase price has been allocated to reflect the fair value of assets acquired at the date of acquisition. The acquisition resulted in goodwill of $41,700; however, this goodwill recorded will not be amortized as a result of the adoption of SFAS No. 142.

The following table summarizes the estimated fair values of the assets acquired at the date of acquisition at March 11, 2002:

Inventory                                $       147,065
Property and equipment                           120,000
Trademark                                        100,000
Covenant not-to-compete agreement                 70,000
Patent                                            50,000
                                         ----------------
        Total assets acquired            $       487,065
                                         ================

The results of operations of the acquired business have been included in the accompanying consolidated financial statements from the date of acquisition.

On June 13, 2002, the Company entered into an asset purchase agreement to purchase certain assets from Weekend Warrior, Inc. ("Weekend Warrior") for 10,000 shares of the Company's common stock for a total purchase price of approximately $28,500. The shares of the Company's common stock were valued at the market price on the date of acquisition. Weekend Warrior manufactured, sold, and distributed a full line of heavy-duty agricultural equipment for the Lawn and Garden and ATV industries; however, Weekend Warrior was inactive for approximately two years preceding the acquisition. As a result of the acquisition, the Company expects to be able to accelerate it's new product introductions for the Lawn & Garden industry.

The acquisition was accounted for under the purchase method of accounting; accordingly, the purchase price has been allocated to reflect the fair value of assets acquired at the date of acquisition.

The following table summarizes the estimated fair values of the assets acquired at the date of acquisition at June 13, 2002:

Trademark                                   $         9,000
Covenant not-to-compete agreement                     8,000
Patent                                                8,000
Inventory                                             3,500
                                            ----------------
        Total assets acquired               $        28,500
                                            ================

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(3)	Acquisition of Assets, Continued

The results of operations of the acquired business have been included in the accompanying consolidated financial statements from the date of acquisition.

	Assuming the fiscal 2002 acquisitions of Perf-form Products and Weekend Warrior had occurred on October 1, 2000, the consolidated results of operations on a pro forma basis for fiscal 2002 would have been approximately as follows:

Revenue                      $    13,588,000
Net income                           344,000
Earnings per share - basic              0.09
Earnings per share - diluted            0.09


(4)	Inventories

	The components of inventories at September 30 are summarized as follows:

                                2003             2002
                           --------------    ------------
Raw materials               $  1,596,414       1,362,821
Work in progress                 133,513         151,508
Finished goods                 1,294,806       1,452,956
                           --------------    ------------
  Total inventories         $  3,024,733       2,967,285
                           ==============    ============

(5)	Prepaid Expenses and Other

	Prepaid expenses and other at September 30 consisted of the following:

                                         2003             2002
                                    --------------    ------------
Prepaid insurance                    $   65,405           40,045
Prepaid promotion                           -             15,000
Prepaid royalty                             700            2,000
Prepaid rent                                -              5,304
                                    --------------    ------------
  Total prepaid expenses and other   $   66,105           62,349
                                    ==============    ============

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(6)	Acquired Intangible Assets

Acquired intangible assets consist of the following:


                                                As of September 30, 2003
                                                ------------------------

                                        Weighted-
                                         average
                                       amortization     Gross Carrying     Accumulated
                                         period             Amount         Amortization
                                     --------------     ------------       ------------

Amortized intangible assets:
  Covenant not-to-compete agreements         5            $  78,000          24,433
  Patents                                 11.1               62,668           8,142
                                                          -----------       ----------
                                                            140,668          32,575
                                                          -----------       ----------

Unamortized intangible assets:
  Trademarks                                                109,000
                                                          -----------
    Total acquired intangible assets                      $ 249,668
                                                          ===========




                                                As of September 30, 2002
                                                ------------------------

                                        Weighted-
                                         average
                                       amortization     Gross Carrying     Accumulated
                                         period             Amount         Amortization
                                     --------------     ------------       ------------

Amortized intangible assets:
  Covenant not-to-compete agreements         5            $  78,000           8,833
  Patents                                 11.1               58,000           2,929
                                                          -----------       ----------
                                                            136,000          11,762
                                                          -----------       ----------

Unamortized intangible assets:
  Trademarks                                                109,000
                                                          -----------
    Total acquired intangible assets                      $ 245,000
                                                          ===========



Amortization expense totaled $20,813 and $11,762 during fiscal 2003 and 2002, respectively.

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements



(6)	Acquired Intangible Assets, Continued

The estimated future amortization expense for each of the five succeeding years is as follows:

Year ending September 30,
-------------------------

 2004                                         $	20,813
 2005                                           20,813
 2006                                           20,813
 2007                                   	11,979
 2008                                            5,213


(7)	Property, Plant, and Equipment

	Property, plant, and equipment, their estimated useful lives, and related accumulated depreciation at September 30 are summarized as follows:



                                Range
                               of lives
                                 in
                                years            2003             2002
                               --------       ----------      ----------

Land                             -            $  380,000         380,000
Building                       15-40           1,717,857       1,133,471
Plant equipment                  7             1,523,242       1,353,755
Tooling and dies                 7               670,507         662,969
Vehicles                        3-7              638,899         640,151
Office equipment                3-7              335,524         466,870
                                              ----------      ----------
                                               5,266,029       4,637,216
Less accumulated depreciation                 (2,335,151)     (2,200,060)
                                              ----------      ----------
                                               2,930,878       2,437,156
Construction-in-process                             -            121,172
                                              ----------      ----------
     Total property and equipment             $2,930,878       2,558,328
                                              ==========      ==========

Interest costs of approximately $23,000 were capitalized during the year ended September 30, 2003.

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(8)	Other Assets

	The components of other assets at September 30 are summarized as follows:
                                          2003           2002
                                       ----------    ------------
        Prepaid royalty - long-term    $  13,900     $    54,459
        Unamortized loan costs            24,107            -
        Investment in Golden Rule
          (Bermuda), Ltd.                 25,000          25,000
                                       ----------    ------------
           Total other assets          $  63,007     $    79,459
                                       ==========    ============




	During the fourth quarter of fiscal 2003, management of the Company determined that the prepaid royalty was not fully recoverable due to less than anticipated sales of a certain product. As a result, approximately $39,500 of the prepaid royalty's carrying value was reduced and is included in royalty expense in the accompanying consolidated statements of income.


(9)	Accrued Expenses

	The components of accrued expenses at September 30 are summarized as follows:



                                            2003              2002
                                       --------------     -------------

Distributor rebate payable              $   215,145          193,765
Accrued salaries and related benefits       120,113          142,937
Accrued warranty expense                     39,000           54,156
Accrued real estate tax                      27,573           27,090
Accrued fund management fees                  5,834             -
Accrued interest expense                      2,200            2,863
                                       --------------     ------------
        Total accrued expenses          $   409,865          420,811
                                       ==============     ============

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements



(10)	Bank Notes Payable

On June 25, 2003, the Company and it's commercial lender amended the original secured credit agreement dated August 21, 2001. Under the terms of the amended secured credit agreement, the Company entered into a note payable for $1,500,000 ("Note One") and a second note payable for $2,250,000 ("Note Two") with the commercial lender, replacing the single, original note entered into under the original secured credit agreement. The Notes are collateralized by all of the Company's assets, are payable in monthly installments from July 2003 until June 2018 for Note One and until June 2008 for Note Two, which include principal and interest at prime + 0.25% (4.5% at September 30, 2003) for Note One and principal and interest at prime + 0.625% (4.625% at September 30, 2003) for Note Two, with a final payment upon maturity on June 25, 2018 for Note One and June 25, 2008 for Note Two. The variable interest rate can never exceed 9.5% or be lower than 4.5% for Note One and can never exceed 8.5% or be lower than 4.5% for Note Two. The monthly payment is $11,473 and $42,324 for Note One and Note Two, respectively, and is applied to interest first based on the interest rate in effect, with the balance applied to principal. The interest rate is adjusted daily. Additionally, any proceeds from the sale of stock received from the exercise of warrants shall be applied to any outstanding balance on the Notes or the Line of Credit described below. At September 30, 2003, $1,482,717 and $2,149,237 for Note One and Note Two,
respectively, were outstanding on the Notes. At September 30, 2002, $3,603,281 was outstanding on the Note entered into under the original secured credit agreement.

Under the terms of the amended secured credit agreement noted above, the Company has a Line of Credit for the lesser of $1,000,000 or 80% of eligible accounts receivable and 35% of eligible inventory. The original secured credit agreement noted above had a line of credit for the lesser of $500,000 or 80% of eligible accounts receivable and 35% of eligible inventory. In the fourth quarter of fiscal 2002, the Line of Credit under the original secured credit agreement was increased to the lesser of $1,000,000 or 80% of eligible accounts receivable and 35% of eligible inventory. The Line of Credit bears interest at prime plus 0.75% (4.75% at September 30, 2003) and is collateralized by all of the Company's assets. The variable interest rate can never exceed 7% or be lower than 4.75%. The Line of Credit matures on December 31, 2004. At September 30, 2003 and 2002, $420,000 and $400,000, respectively, was outstanding on the Line of Credit. As of September 30, 2003, $580,000 is available on the Line of Credit.

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(10)	Bank Notes Payable, Continued

Future maturities of long-term debt are as follows:

Year ending September 30,
-------------------------

        2004                      $	484,845
        2005                            508,697
        2006                            533,723
        2007                            559,982
        2008                            459,876
        Thereafter                    1,084,831
                                  --------------
                                  $   3,631,954
                                  ==============

The secured credit agreement contains conditions and covenants that prevent or restrict the Company from engaging in certain transactions without the consent of the commercial lender and require the Company to maintain certain financial ratios, including term debt coverage and maximum leverage. In addition, the Company is required to maintain a minimum working capital and shall not declare or pay any dividends or any other distributions except as may be required by the preferred stock issued in June of 2003 (see
Note 12 (b)). The Company was in noncompliance with the minimum working capital requirement at December 31, 2002 and March 31, 2003, as well as the term debt coverage ratio at March 31, 2003 and September 30, 2003, and has requested and received waivers from the commercial lender for the respective noncompliance in the first, second and fourth quarters of fiscal 2003.

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(11)    Income Taxes

The provision for income taxes for the years ended September 30, 2003 and 2002 consists of the following:


                                              2003        2002

        Current tax provision
           Federal                        $   62,313      145,302
           State                               3,740        1,204
                                          ----------    ---------
                                              66,053      146,506
                                          ----------    ---------

        Deferred tax provision
           Federal                            46,011      29,861
           State                               2,762       1,036
                                          ----------    ---------
                                              48,773      30,897
                                          ----------    ---------
           Total income tax benefit       $  114,826     177,403
                                          ==========    =========




        Deferred tax assets and liabilities at September 30, are comprised of the following:


                                                   2003         2002
      Deferred tax assets:                      ----------    --------
         Inventory reserve                      $  26,843      30,376
         Accrued vacation                          19,676      19,128
         Accrued warranty                          13,775       4,218
         Accrued bonus                              5,318       3,875
         Allowance for uncollectable accounts       3,532       3,533
         Deferred profit                            2,951      15,121
                                                ----------    --------
           Total deferred assets                   72,095      76,251
                                                ----------    --------
      Deferred tax liability:
         Depreciation                             (96,405)    (51,788)
                                                ----------    ---------
           Net deferred tax asset (liability)   $ (24,310)     24,463
                                                ==========    =========

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements



(11)	Income Taxes, Continued

	These amounts are included in the accompanying consolidated balance sheets at September 30 under the following captions:

                                                 2003         2002
                                             ------------   ----------
Current assets                               $    72,095       76,251
Non-current assets                               (96,405)     (51,788)
                                             ------------   ----------
   Net deferred tax asset (liability)        $   (24,310)      24,463
                                             ============   ==========


No valuation allowance has been provided for these deferred tax assets at September 30, 2003 or 2002 as full realization of these assets is more likely than not.

A reconciliation of the income tax provision (benefit) computed by applying the federal statutory rate for the year ended September 30, 2003 and 2002 is as follows:


                                          2003                 2002

Federal statutory tax                   $  109,526   34.0%    165,323   34.0%
Change in effective tax rate                (5,792)  (1.8)      5,975    1.2
Non deductible expenses                      6,801    2.1       4,687    1.0
State and local income taxes, net of
    federal tax benefit                      4,291    1.3       1,418    0.3
                                        ----------   ----    ---------- -------
  Total income tax provision (benefit)  $  114,826   35.6     177,403   36.5
                                        ==========   ====    ========== =======




(12)	Stockholders' Equity

(a)	Common Stock

        The Company has 100,000,000 shares of $0.0001 par value common stock authorized and 3,949,337 and 3,953,000 shares issued and outstanding at September 30, 2003 and 2002, respectively. Of the 3,949,337 shares of common stock outstanding, 2,000,000 of these shares of common stock have warrants attached which entitles the holder to purchase one share of common stock per warrant at $4.00 per share beginning March 28, 2002 and ending
August 21, 2004. The Company has the right, under certain circumstances, to redeem any unexercised warrants at $0.0001 per share.

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements



(12)	Stockholders' Equity, Continued

(b)	Preferred Stock

        The Company has 20,000,000 shares of $0.0001 par value preferred stock authorized and no shares issued and outstanding at September 30, 2003 and 2002, respectively. The Board of
Directors is authorized to adopt resolutions providing for the issuance of preferred shares and the establishment of preferences and rights pertaining to the shares being issued, including dividend rates.

        In the event of any dissolution or liquidation of the Company, whether voluntary or involuntary, the holders of shares of preferred stock described above shall be paid the full amounts of which they shall be entitled to receive before any holders of common stock shall be entitled to receive, pro rata, any remaining assets of the Company available for distribution to its stockholders.

        On June 11, 2003, the Company entered into and closed upon a financing agreement whereby the Company's newly authorized preferred shares were issued in exchange for restricted cash.
The preferred shares are convertible into the Company's common shares based on an annually set conversion price computed as the average of the five lowest closing prices of the common stock for the twenty-two trading days prior to each anniversary date.
The restricted cash investment will be made available to the Company for use for general corporate purposes with the approval of the preferred stockholder. Upon an event of default, the investment may be reclassified as a debt obligation of the Company. This new series of preferred shares requires dividends computed on a simple interest per annum basis using the current prime interest rate plus 0.5% (4.5% at September 30, 2003).
Such dividends are cumulative, and are payable in cash or the Company's common stock at the holders option and are to be paid prior to any dividends being paid or declared on the Company's common stock. The Company has 2,000,000 shares of $0.0001 par value preferred stock authorized and 2,000,000 shares issued and outstanding at September 30, 2003.

(c)	Registration Statement

        On July 3, 2002, the Company filed a Registration Statement on Form SB-2 with the SEC to register a total of 500,000 shares of common stock, 155,000 shares of which were offered by a selling stockholder and 345,000 shares of which were offered by the Company. As of September 30, 2003, 304,913 of the 345,000 shares of common stock offered by the Company are not issued nor outstanding. The Registration Statement on Form SB-2 (Amendment
No. 1) was declared effective by the SEC on July 25, 2002, File
No. 333-92002.

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(13)	Earnings Per Share

	The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the years ended
September 30, 2003 and 2002:

                                 For the year ended September 30, 2003
                                 -------------------------------------

                                Income            Shares        Per-share
                              (numerator)     (denominator)      amount
                              -----------     -------------     ---------

Basic EPS
Income available to common
  stockholders                $  186,333        3,951,290       $    0.05
                                                                =========
Effect of Dilutive Securities
  Convertible preferred stock     20,974          508,906
                              ----------        ---------

Diluted EPS
  Income available to common
   stockholders and assumed
   conversions                $  207,307        4,460,196       $    0.05
                              ==========        =========       =========




                                 For the year ended September 30, 2002
                                 -------------------------------------

                                Income            Shares        Per-share
                              (numerator)     (denominator)      amount
                              -----------     -------------     ---------

Basic EPS
Income available to common
  stockholders                $  308,841        3,757,261       $    0.08

Effect of Dilutive Securities
Warrants                          -                -                 -
                              ----------        ---------       ---------

Diluted EPS
Income available to common
  stockholders                $  308,841        3,757,261       $    0.08
                              ==========        =========       =========

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(14)	Non-Operating Income (Expense)

	Non-operating income (expense) for the years ended September 30, 2003 and 2002 consisted of the following:



                                           2003             2002
                                      -------------     -----------

Income:
  Gain on sale of equipment            $    15,829          17,010
  Truck lease                                 -              6,979
  Interest                                   6,296           5,884
  Royalties                                    220           1,560
  Other                                      1,855              20
                                       ------------     -----------
    Total income                            24,200          31,453
                                       ------------     -----------

Expense:
  Interest                                (192,908)       (255,663)
  Other                                       -             (3,207)
                                       ------------      ----------
    Total expense                         (192,908)       (258,870)
                                       ------------      ----------
    Total non-operating expense, net   $  (168,708)       (227,417)
                                       ============      ==========

(15)	Pension and Profit Sharing Plan

	The Company had a qualified defined contribution profit sharing plan (the "Plan") covering all eligible employees with a specific period of service which was terminated during fiscal 2003. The contributions were discretionary with the Board of Directors. There were no contributions to the Plan by the Company during the years ended September 30, 2003 or 2002.

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(16)    Business Concentrations

	At September 30, 2003, customers with the two largest outstanding accounts receivable balances totaled approximately $424,900 or 39% of the gross accounts receivable. At September 30, 2003, the outstanding accounts receivable balances of customers that exceeded
10% of gross accounts receivable are as follows:


                                              Percent of gross
Customer         Accounts receivable          accounts receivable
---------        -------------------          -------------------
  A                $    247,300                     23%
  B                     177,600                     16%

	At September 30, 2002, customers with the two largest outstanding accounts receivable balances totaled approximately $322,000 or 29% of the gross accounts receivable. At September 30, 2002, the outstanding accounts receivable balances of customers that exceeded
10% of gross accounts receivable are as follows:

                                              Percent of gross
Customer         Accounts receivable          accounts receivable
---------        -------------------          -------------------
  A                $    173,400                     16%
  B                     148,500                     13%

        Sales to the Company's major customers, which exceeded 10% of net sales, accounted for approximately 18.4% and 14.9% each of net sales in fiscal 2003 and approximately 21.0% and 13.5% each of net sales in fiscal 2002.

	The Company believes it has adequate sources for the supply of raw materials and components for its production requirements. The
Company's suppliers are located primarily in the state of Iowa. The Company has a policy of strengthening its supplier relationships by concentrating its purchases for particular parts over a limited number of suppliers in order to maintain quality and cost control and to increase the suppliers' commitment to the Company. The
Company relies upon, and expects to continue to rely upon, several single source suppliers for critical components. During fiscal 2003 and 2002, the Company purchased approximately $5,113,000 and $4,691,000, respectively, of raw materials from one vendor, which represented approximately 58% of materials used in products sold during each year.

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements



(17)	Segment Information

	Segment information has been presented on a basis consistent with how business activities are reported internally to management.
Management solely evaluates operating profit by segment by direct costs of manufacturing its products without an allocation of indirect costs. In determining the total revenues by segment, freight income and sales discounts and allowances are not allocated to each of the segments for internal reporting purposes. The
Company has three operating segments which assemble, manufacture, and sell a variety of products: ATV Accessories, Plastic Wheel
Covers, and Lawn and Garden. ATV Accessories is engaged in the design, assembly, and sale of ATV accessories such as snowplow blades, lawnmowers, oil filters, spreaders, sprayers, tillage equipment, winch mounts, and utility boxes. Plastic Wheel Covers manufactures and sells injection-molded plastic wheel covers for vehicles such as golf carts and light-duty trailers. Lawn and Garden is engaged in the design, assembly, and sale of lawn and garden accessories through our Weekend Warrior subsidiary. These lawn and garden accessories include lawnmowers, spreaders, sprayers, and tillage equipment. The significant accounting policies of the operating segments are the same as those described in Note 1. Sales of snowplow blades comprised approximately 63% of ATV Accessories revenues during each year. Sales of snowplow blades comprised approximately 55% of the Company's consolidated total revenues during each year.

	The following is a summary of certain financial information related to the two segments:

                                          2003               2002
                                   ----------------      -------------

Total revenues by segment
  ATV Accessories                    $  12,112,067         11,594,058
  Plastic Wheel Covers                   1,849,391          2,104,953
  Lawn and Garden                          251,576               -
                                   ----------------      -------------
       Total revenues by segment        14,213,034         13,699,011


Freight income                             154,651            105,657
Sales discounts and allowances            (475,692)          (441,116)
                                   ----------------       ------------
       Total combined revenue        $  13,891,993         13,363,552
                                   ================       ============

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(17)	Segment Information, Continued


                                                2003               2002
                                          ---------------      ------------
Operating profit by segment
  ATV Accessories                         $    3,400,105         3,660,092
  Plastic Wheel Covers                         1,048,480         1,224,747
  Lawn and Garden                                 99,206              -
  Freight income                                 154,651           105,657
  Sales allowances                              (475,692)         (441,116)
  Factory overhead                              (973,283)       (1,053,823)
  Selling, general, and administrative        (2,762,626)       (2,781,896)
  Interest income (expense), net                (186,612)         (249,779)
  Other income (expense), net                     17,904            22,362
  Income tax (expense) benefit                  (114,826)         (177,403)
                                          ---------------      ------------
        Net income                        $      207,307           308,841
                                          ===============      ============

Identifiable assets
  ATV Accessories                         $    5,241,099         5,300,596
  Plastic Wheel Covers                           784,851           824,066
  Lawn and Garden                                153,166              -
                                          ---------------      ------------
        Total identifiable assets              6,179,116         6,124,662

Corporate and other assets                     3,524,305         1,372,406
                                          ---------------      ------------
        Total assets                      $    9,703,421         7,497,068
                                          ===============      ============
Depreciation by segment
  ATV Accessories                         $       96,675            93,766
  Plastic Wheel Covers                           100,029            94,822
  Lawn and Garden                                  1,807              -
  Corporate and other                            108,973            93,165
                                          ---------------      ------------
        Total depreciation                $      307,484           281,753
                                          ===============      ============
Capital expenditures by segment
  ATV Accessories                         $      293,944           156,156
  Plastic Wheel Covers                           141,025           124,835
  Lawn and Garden                                 11,688              -
  Corporate and other                            317,753           113,690
                                          ---------------      ------------
        Total capital expenditures        $      764,410           394,681
                                          ===============      ============

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(17)	Segment Information, Continued

	The following is a summary of the Company's revenue in different geographic areas during the years ended September 30, 2003 and 2002:



                                      2003                2002
                                 ------------        ------------
United States                    $ 12,721,018          12,198,758
Other countries                     1,170,975           1,164,794
                                 ------------        ------------
        Total revenue            $ 13,891,993          13,363,552
                                 ============        ============

	As of September 30, 2003 and 2002, all of the Company's long-lived assets are located in the United States of America. During fiscal
2003 and 2002, ATV Accessories had sales to individual customers which exceeded 10% of total revenues as described in Note 17.
Plastic Wheel Covers did not have sales to any individual customer greater than 10% of total revenues during fiscal 2003 and 2002.


(18)	Commitments and Contingencies

(a)	Letters of Credit

	Letters of credit are purchase guarantees that ensure the Company's payment to third parties in accordance with specified terms and conditions which amounted to approximately $99,400 and $179,800 as of September 30, 2003 and 2002, respectively.

Cycle Country Accessories Corp. and Subsidiaries
Condensed Consolidated Balance Sheet
December 31, 2003
(Unaudited)

                                     Assets

Current Assets:


   Cash and cash equivalents                                      $  1,058,408
   Accounts receivable, net                                          1,089,772
   Inventories                                                       2,663,797
   Deferred income taxes                                                72,095
   Prepaid expenses and other                                           14,749
                                                                  -------------
            Total current assets                                     4,898,821
                                                                  -------------

Property, plant, and equipment, net                                  2,896,216
Restricted cash                                                      1,905,015
Intangible assets, net                                                 214,863
Goodwill                                                                41,700
Other assets                                                            62,014
                                                                  -------------
            Total assets                                          $ 10,018,629
                                                                  =============


                       Liabilities and Stockholders' Equity

Current Liabilities:
    Accounts payable                                              $    936,431
    Accrued expenses                                                   725,178
    Income taxes payable                                               233,721
    Accrued interest payable                                             2,300
    Current portion of bank notes payable                              490,701
                                                                  -------------
           Total current liabilities                                 2,388,331
                                                                  -------------
Long-Term Liabilities:
    Bank notes payable, less current portion                         3,022,181
    Deferred income taxes                                               96,405
                                                                  -------------
             Total long-term liabilities                             3,118,586
                                                                  -------------
                  Total liabilities                                  5,506,917
                                                                  -------------
Stockholders' Equity:
    Preferred stock, $.0001 par value; 20,000,000 shares
       authorized; no shares issued or outstanding                          -
    Preferred stock, $.0001 par value; 2,000,000 shares
       authorized; 2,000,000 shares issued and outstanding                 200
    Common stock, $.0001 par value; 100,000,000 shares
       authorized; 3,956,047 shares issued and outstanding                 396
    Additional paid-in capital                                       3,756,927
    Retained earnings                                                  754,189
                                                                  -------------
           Total stockholders' equity                                4,511,712
                                                                  -------------
Total liabilities and stockholders' equity                        $ 10,018,629
                                                                  =============




See accompanying notes to the condensed consolidated financial statements.

Cycle Country Accessories Corp. and Subsidiaries
Condensed Consolidated Statements of Income

                                              Three Months Ended December 31,
                                               2003              2002
                                          --------------     --------------
                                           (Unaudited)         (Unaudited)
Revenues:
 Net sales                                $   5,596,235        $  4,384,927
 Freight income                                  47,621              29,126
                                          --------------       -------------
       Total revenues                         5,643,856           4,414,053
                                          --------------       -------------
Cost of goods sold                           (4,243,958)         (3,315,273)
                                          --------------       -------------
       Gross profit                           1,399,898           1,098,780
                                          --------------       -------------
Selling, general, and administrative
   expenses                                    (733,027)           (743,200)
                                          --------------       -------------
      Income from operations                    666,871             355,580
                                          --------------       -------------
Other Income (Expense):
  Interest expense                              (43,552)            (59,658)
  Interest income                                 6,450                 890
  Miscellaneous                                   1,653               5,188
                                          --------------       -------------
      Total other income (expense)              (35,449)            (53,580)
                                          --------------       -------------
      Income before provision for
         income taxes                           631,422             302,000
                                          --------------       -------------
Provision for income taxes                     (227,312)           (108,720)
                                          --------------       -------------
      Net income                                404,110             193,280

Dividends on preferred stock                     22,438                  -
                                          --------------       -------------
      Net income available to common
         stockholders                     $     381,672        $    193,280
                                          ==============       =============
Weighted average shares of common
  stock outstanding:
   Basic                                      3,955,344           3,953,000
                                          ==============       =============
   Diluted                                    4,675,710           3,953,000
                                          ==============       =============
Earnings per common share:
   Basic                                  $        0.10        $       0.05
                                          ==============       =============
   Diluted                                $        0.09        $       0.05
                                          ==============       =============




See accompanying notes to the condensed consolidated financial statements.

Cycle Country Accessories Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

                                              Three Months Ended December 31,
                                               2003              2002
                                          --------------      -----------
                                           (Unaudited)        (Unaudited)
Cash Flows from Operating Activities:
   Net income                             $     404,110       $  193,280
   Adjustments to reconcile net income
      to net cash provided by operating
      activities:
         Depreciation                            84,208           73,892
         Amortization                             5,203            5,504
         Inventory reserve                      (37,340)              -
         Gain on sale of equipment               (1,552)          (3,652)
         (Increase) decrease in assets:
            Accounts receivable, net             (8,918)         (77,205)
            Inventories                         398,276           59,314
            Taxes receivable                     89,507               -
            Prepaid expenses and other           49,376           13,606
         Increase (decrease) in liabilities:
            Accounts payable                   (105,614)         (61,559)
            Accrued expenses                    321,963          207,656
            Income taxes payable                233,721          106,820
            Accrued interest payable                100              476
                                          --------------      -----------
Net cash provided by operating activities     1,433,040          517,832
                                          --------------      -----------

Cash Flows from Investing Activities:
   Purchase of equipment                        (49,546)        (358,903)
   Deposits into restricted cash                 (3,117)              -
   Proceeds from sale of equipment                1,552            3,652
                                          --------------      -----------
Net cash used in investing activities           (51,111)        (355,251)
                                          --------------      -----------

Cash Flows from Financing Activities:
   Payments on bank note payable               (119,072)        (217,692)
   Net payments on bank line of credit         (420,000)              -
                                          --------------      -----------
Net cash used in financing activities          (539,072)        (217,692)
                                          --------------      -----------

Net increase (decrease) in cash and
   cash equivalents                             842,857          (55,111)

Cash and cash equivalents, beginning of
   period                                       215,551          207,162
                                          --------------      -----------

Cash and Cash Equivalents, end of
   period                                 $   1,058,408       $  152,051
                                          ==============      ===========




See accompanying notes to the condensed consolidated financial statements.

Cycle Country Accessories Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

                                           Three Months Ended December 31,
                                               2003              2002
                                          --------------     ------------
                                           (Unaudited)       (Unaudited)

Supplemental disclosures of cash flow information:

   Cash paid during the period for:

      Interest                            $      43,452      $     59,182
                                          ==============     =============

      Income taxes                        $     (95,916)     $      1,900
                                          ==============     =============

Supplemental schedule of non-cash financing activities:

   Issuance of common stock for
     payment of employee compensation     $       4,450      $        -
                                          ==============     =============
   Issuance of common stock for
     payment of dividends on preferred
     stock                                $      22,438      $        -
                                          ==============     =============



See accompanying notes to the condensed consolidated financial statements.

Cycle Country Accessories Corp. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Three Months Ended December 31, 2003 and 2002
(Unaudited)


1.   Basis of Presentation:

The accompanying unaudited condensed consolidated financial statements for the three months ended December 31, 2003 and 2002 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission for Form 10-QSB. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of the Company's financial position, results of operations, and cash flows for the periods presented.

The results of operations for the interim periods ended December 31, 2003 and 2002 are not necessarily indicative of the results to be expected for the full year. These interim consolidated financial statements should be read in conjunction with the September 30, 2003 consolidated financial statements and related notes included in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2003.


2.   Inventories:

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method. The major components of inventories at December 31, 2003 are summarized as follows:

             Raw materials                              $   1,697,514
             Work in progress                                  78,389
             Finished goods                                   887,894
                                                        --------------
                Total inventories                       $   2,663,797
                                                        ==============


3.   Accrued Expenses:

The major components of accrued expenses at December 31, 2003 are summarized as follows:

             Distributor rebate payable                 $     484,967
             Accrued salaries and related benefits            161,802
             Accrued warranty expense                          39,000
             Accrued real estate tax                           27,573
             Royalties payable                                 11,836
                                                        --------------
                Total accrued expenses                  $     725,178
                                                        ==============

Cycle Country Accessories Corp. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Three Months Ended December 31, 2003 and 2002
(Unaudited)


4.   Earnings Per Share:

Basic earnings per share ("EPS") is calculated by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted EPS is computed in a manner consistent with that of basic EPS while giving effect to the potential dilution that could occur if warrants to issue common stock were exercised and the preferred stock was converted. Preferred stock dividends are added back to income since these would not be paid if the preferred stock were converted to common stock.


The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the three months ended December 31, 2003 and 2002:



                                               For the three months ended December 31, 2003
                                               --------------------------------------------
						Income		Shares		Per-share
                                              (numerator)    (denominator)       amount
                                           ---------------   --------------    -------------

Basic EPS
Income available to common stockholders     $    381,672       3,955,344       $      0.10
                                                                               ============

Effect of Dilutive Securities
Convertible preferred stock                       22,438         508,906
Warrants                                              -          211,460
                                           ---------------   ------------
Diluted EPS
Income available to common stockholders     $    404,110       4,675,710       $      0.09
                                            ==============   ============      ============


                                               For the three months ended December 31, 2002
                                               --------------------------------------------
						Income		Shares		Per-share
                                              (numerator)    (denominator)       amount
                                            -------------   -------------     -------------
Basic EPS
Income available to common stockholders     $    193,280       3,953,000       $      0.05
                                                                               ============
Effect of Dilutive Securities
Warrants                                              -               -
                                            -------------    ------------
Diluted EPS
Income available to common stockholders     $    193,280       3,953,000       $      0.05
                                            =============    ============      ============



Cycle Country Accessories Corp. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Three Months Ended December 31, 2003 and 2002
(Unaudited)


5.   Segment Information:

Segment information has been presented on a basis consistent with how business activities are reported internally to management.
Management solely evaluates operating profit by segment by direct costs of manufacturing its products without an allocation of indirect costs. In determining the total revenues by segment, freight income and sales discounts are not allocated to each of the segments for internal reporting purposes. The Company has three operating segments that assemble, manufacture, and sell a variety of products:
ATV Accessories, Plastic Wheel Covers, and Lawn and Garden. ATV Accessories is engaged in the design, assembly, and sale of ATV accessories such as snowplow blades, lawnmowers, spreaders, sprayers, tillage equipment, winch mounts, utility boxes, and oil filters. Plastic Wheel Covers manufactures and sells injection-molded plastic wheel covers for vehicles such as golf carts and light-duty trailers. Lawn and Garden is engaged in the design, assembly, and sale of lawn and garden accessories through our Weekend Warrior subsidiary. These lawn and garden accessories include lawnmowers, spreaders, sprayers, and tillage equipment. The significant accounting policies of the operating segments are the same as those described in Note 1 to the Consolidated Financial Statements of the Company's Annual Report on Form 10-KSB for the year ended September 30, 2003. Sales of snowplow blades comprised approximately 76% and 73% of ATV Accessories revenues during the three months ended December 31, 2003 and 2002, respectively. In addition, sales of snowplow blades comprised approximately 71% and 67% of the Company's consolidated total revenues during the three months ended December 31, 2003 and 2002, respectively. Sales of Original Equipment Manufacturer (OEM) products, including John Deere and Land Pride, comprised approximately 10% and 10% of ATV accessories revenues during the three months ended December 31, 2003 and 2002, respectively. In addition, sales of Original Equipment Manufacturer (OEM) products, including John Deere and Land Pride, comprised approximately 10% and 9% of consolidated total revenues during the three months ended December 31, 2003 and 2002, respectively. Sales of wheel covers comprised approximately 8% and 10% of consolidated total revenues during the three months ended December 31, 2003 and 2002, respectively.


The following is a summary of certain financial information related to the three segments during the three months ended
December 31, 2003 and 2002:



                                               2003           2002
                                           ------------   ------------
Total revenues by segment
     ATV Accessories                       $ 5,301,118    $ 4,083,228
     Plastic Wheel Covers                      424,957        457,991
     Lawn and Garden                           102,410             -
                                           ------------   ------------
          Total revenues by segment          5,828,485      4,541,219
     Freight income                             47,621         29,126
     Sales allowances                         (232,250)      (156,292)
                                           ------------   ------------
          Total revenues                   $ 5,643,856    $ 4,414,053
                                           ============   ============



Operating profit by segment
     ATV Accessories                       $ 1,548,627    $ 1,222,935
     Plastic Wheel Covers                      224,592        265,711
     Lawn and Garden                            41,096             -
     Freight income                             47,621         29,126
     Sales allowances                         (232,250)      (156,292)
     Factory overhead                         (229,870)      (262,700)
     Selling, general, and administrative     (732,945)      (743,200)
     Interest income (expense), net            (37,102)       (58,768)
     Other income (expense), net                 1,653          5,188
     Provision for income taxes               (227,312)      (108,720)
                                           ------------   ------------
          Net income                       $   404,110    $   193,280
                                           ============   ============

Cycle Country Accessories Corp. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Three Months Ended December 31, 2003 and 2002
(Unaudited)


5.   Segment Information, Continued:

The following is a summary of the Company's revenue in different geographic areas during the three months ended
December 31, 2003 and 2002

                                    2003                  2002
                            ------------------     ------------------
United States of America     $    5,203,737         $    4,070,798
Other countries                     440,119                343,255
                            ------------------     -------------------
          Total revenue      $    5,643,856         $    4,414,053
                            ==================      ==================

As of December 31, 2003, all of the Company's long-lived assets are located in the United States of America.

ATV Accessories sales to major customers, which exceeded 10% of total net revenues, accounted for approximately 24.7%, 15.1%, and 10.0% each of total net revenues during the three months ended December 31, 2003, and approximately 18.4%, 16.4%, and 11.8% each of total net revenues during the three months ended December 31, 2002. Plastic Wheel Covers did not have sales to any individual customer greater than 10% of total net revenues during the three months ended December 31, 2003 or 2002.

	No dealer, salesman or other
person is authorized to give any
information or to make any
representations not contained in
this prospectus in connection with
the offer made hereby, and, if
given or made, such information or
representations must not be relied
upon as having been authorized by
Cycle Country.  This prospectus
does not constitute an offer to
sell or a solicitation to an offer
to buy the securities offered
hereby to any person in any state
or other jurisdiction in which such
offer or solicitation would be
unlawful.  Neither the delivery of
this prospectus nor any sale made
hereunder shall, under any
circumstances, create any
implication that the information
contained herein is correct as of
any time subsequent to the date
hereof.

Until _________ __, 2004 (90 days
after the date of this prospectus)
all dealers that effect
transactions in these securities,
whether or not participating in
this offering, may be required to
deliver a prospectus.  This is in
addition to the dealer's obligation
to deliver a prospectus when acting
as underwriters and with respect to
their unsold allotments or
subscriptions.


     TABLE OF CONTENTS

                                 Page
                                 ----
Prospectus Summary                3       Cycle Country Accessories Corp.
The Offering                      4
Summary Financial Data            6
Risk Factors                      7
Use of Proceeds                  11
Determination of Offering Price  11
Dividend Policy                  11                615,000 SHARES
Management's Discussion and
Analysis                         12
Business                         25
Management                       35
Principal Shareholder            38
selling shareholder              39
Certain Transactions             40
Description of Securities        41
Indemnification                  44                   PROSPECTUS
Plan of Distribution             45
Legal Matters                    47
Experts                          47
Where You Can Find More
Information                      48
Financial Statements             F-1


April 22, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


Article 11 of our Articles of Incorporation includes certain provisions permitted by the Nevada Revised Statutes, which provides for indemnification of directors and officers against certain liabilities. Pursuant to our Articles of Incorporation, our officers and directors are indemnified, to the fullest extent available under Nevada Law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

	We estimate that expenses in connection with this registration statement will be as follows:

SEC registration fee             $      432
Legal fees and expenses          $    7,500
Accounting fees and expenses     $    5,000
Miscellaneous*                   $    2,068
                                 -----------
Total                            $   15,000

*estimate

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following information is furnished with regard to all securities sold by Cycle Country Accessories Corp. within the past three years that were not registered under the Securities Act.
The issuances described hereunder were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering.


Date           Name                           # of Shares          Total Price
------------------------------------------------------------------------------
June 11, 2003  Laurus Master Fund, Ltd.       2,000,000 preferred   $2,000,000
June 26, 2002   Go Company, LLC               155,000 common          $450,000*

* The shares were issued in lieu of cash for repayment of $450,000 advanced from Go Company in connection with the registrant's acquisition of Perf-form, Inc.

ITEM 27. EXHIBITS

Exhibit Number		Description

3.1             Articles of Incorporation of Cycle Country
                Accessories Corp.*

3.2             Bylaws of Cycle Country Accessories Corp.*

4.1 Specimen certificate of the Common Stock of Cycle Country Accessories Corp.*

5.1             Opinion of The Law Office of James G.
                Dodrill II, P.A. as to legality of securities being registered

10.1 Securities Purchase Agreement entered into by and among Cycle Country Accessories
                Corp., Cycle Country Accessories Corp.
                Subsidiary and Laurus Master Fund, Ltd. as of June 11, 2003.

10.2 Registration Rights Agreement entered into by and among Cycle Country Accessories Corp and Laurus Master Fund, Ltd. as of June 11, 2003.

10.3            Warrant issued to Laurus Master Fund, Ltd. on June 9, 2003

23.1            Consent of Tedder, James, Worden &
                Associates, P.A. regarding Cycle Country
                Accessories Corp. (a Nevada corporation)

23.2            Consent of The Law Office of James G.
                Dodrill II, P.A. (included in Exhibit 5.1)


* previously filed in connection with the Company's registration statement on Form SB-2 (and amendments thereto) filed August 29, 2001 (file number 333-68570).

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ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

The Company hereby undertakes to:

(1)	File, during any period in which it offers or sells
securities, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by Section
10(a)(3) of the Securities Act;

ii.	Reflect in the prospectus any facts or events
which, individually or together, represent a fundamental change in the information in the registration statement.

iii.	Include any additional or changed material
information on the plan of distribution.

(2)	For determining liability under the Securities Act,
treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from
registration any of the securities that remain unsold at the end of the offering.

(4)	For determining any liability under the Securities
Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(5)	For determining any liability under the Securities
Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(6)	Insofar as indemnification for liabilities arising
under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised by the Securities and Exchange
Commission that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Milford state of Iowa, on April 22, 2004

        CYCLE COUNTRY ACCESSORIES CORP.

	By:	/s/ Ron Hickman
           -----------------------
		Ron Hickman
		Principal Executive Officer,
                President and Director


	In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 22, 2004.

By:	/s/ Ron Hickman		Principal Executive Officer,
   ---------------------        President and
        Ron Hickman             Director


By:     /s/ David Davis         Principal Financial Officer
   ----------------------       and
        David Davis             Principal Accounting Officer


By:     /s/ L.G. Hancher Jr.    Director
   -------------------------
	L.G. Hancher Jr.

By:     /s/ Rod Simonson        Director
   -------------------------
	Rod Simonson


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